Exhibit 99.2

BB&T CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(Dollars in thousands, except per share data)

	2002	2001
Assets
Cash and due from banks	$1,929,650	$1,871,437
Interest-bearing deposits with banks	148,122	114,749
Federal funds sold and securities purchased under resale agreements or similar arrangements	294,448	246,040
Trading securities at fair value	148,488	97,675
Securities available for sale at fair value	17,599,477	16,621,684
Securities held to maturity at amortized cost (fair value: $55,512 at December 31, 2002 and $40,488 at December 31, 2001)	55,523	40,496
Loans held for sale	2,377,707	1,907,416
Loans and leases, net of unearned income	51,140,306	45,535,757
Allowance for loan and lease losses	(723,685)	(644,418)

Loans and leases, net	50,416,621	44,891,339

Premises and equipment, net of accumulated depreciation	1,072,101	989,611
Goodwill	1,723,379	879,903
Other assets	4,451,300	3,209,595

Total assets	$80,216,816	$70,869,945

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing deposits	$7,864,338	$6,939,640
Savings and interest checking	3,071,551	3,013,702
Money rate savings	17,188,942	13,902,088
Certificates of deposit and other time deposits	23,155,185	20,877,845

Total deposits	51,280,016	44,733,275

Short-term borrowed funds	5,396,959	6,649,100
Long-term debt	13,587,841	11,721,076
Accounts payable and other liabilities	2,564,086	1,616,285

Total liabilities	72,828,902	64,719,736

Commitments and contigencies (Note 14)

Shareholders’ equity:
Preferred stock, $5 par, 5,000,000 shares authorized, none issued or outstanding at December 31, 2002 or at December 31, 2001	—	—
Common stock, $5 par, 1,000,000,000 shares authorized; 470,452,260 issued and outstanding at December 31, 2002 and 455,682,560 issued and outstanding at December 31, 2001	2,352,261	2,278,413
Additional paid-in capital	793,123	418,565
Retained earnings	3,912,320	3,148,501
Unvested restricted stock	(499)	(2,669)
Accumulated other comprehensive income, net of deferred income taxes of $208,008 at December 31, 2002 and $201,207 at December 31, 2001	330,709	307,399

Total shareholders’ equity	7,387,914	6,150,209

Total liabilities and shareholders’ equity	$80,216,816	$70,869,945

The accompanying notes are an integral part of these consolidated financial statements.

BB&T CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2002, 2001 and 2000

(Dollars in thousands, except per share data)

	2002	2001	2000
Interest Income
Interest and fees on loans and leases	$3,468,386	$3,806,924	$3,876,263
Interest and dividends on securities	957,810	1,024,506	972,762
Interest on short-term investments	7,848	17,185	29,384

Total interest income	4,434,044	4,848,615	4,878,409

Interest Expense
Interest on deposits	1,003,058	1,566,269	1,685,248
Interest on short-term borrowed funds	95,823	238,315	411,528
Interest on long-term debt	587,703	610,352	467,136

Total interest expense	1,686,584	2,414,936	2,563,912

Net Interest Income	2,747,460	2,433,679	2,314,497
Provision for loan and lease losses	263,700	224,318	147,187

Net Interest Income After Provision for Loan and Lease Losses	2,483,760	2,209,361	2,167,310
Noninterest Income
Service charges on deposits	402,476	349,522	292,492
Mortgage banking income	172,829	148,936	104,579
Trust income	94,463	90,898	80,039
Investment banking and brokerage fees and commissions	210,586	175,296	163,480
Insurance commissions	313,436	190,446	162,054
Bankcard fees and merchant discounts	66,848	60,859	57,851
Other nondeposit fees and commissions	141,654	126,638	108,621
Securities gains (losses), net	170,100	122,126	(219,366)
Other income	120,083	115,618	97,037

Total noninterest income	1,692,475	1,380,339	846,787

Noninterest Expense
Personnel expense	1,297,847	1,126,858	1,015,775
Occupancy and equipment expense	341,072	303,386	282,507
Amortization of intangibles	20,885	72,693	64,634
Professional services	73,496	59,255	50,039
Merger-related and restructuring charges	39,280	198,988	143,185
Amortization of mortgage servicing rights	100,080	46,032	18,767
Other expense	512,878	422,060	426,184

Total noninterest expense	2,385,538	2,229,272	2,001,091

Earnings
Income before income taxes and cumulative effect of change in accounting principle	1,790,697	1,360,428	1,013,006
Provision for income taxes	497,468	386,790	314,518

Income before cumulative effect of change in accounting principle	1,293,229	973,638	698,488
Cumulative effect of change in accounting principle	9,780	—	—

Net income	$1,303,009	$973,638	$698,488

Per Common Share
Basic Earnings:
Income before cumulative effect of change in accounting principle	$2.73	$2.15	$1.55
Cumulative effect of change in accounting principle	0.02	—	—

Net income	$2.75	$2.15	$1.55

Diluted Earnings:
Income before cumulative effect of change in accounting principle	$2.70	$2.12	$1.53
Cumulative effect of change in accounting principle	0.02	—	—

Net income	$2.72	$2.12	$1.53

Cash dividends paid	$1.10	$0.98	$0.86

Average Shares Outstanding
Basic	473,303,770	453,188,403	450,789,079

Diluted	478,792,558	459,269,330	456,213,609

The accompanying notes are an integral part of these consolidated financial statements.

BB&T CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2002, 2001 and 2000

(Dollars in thousands)

	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Earnings and Other(1)	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, December 31, 1999	450,349,937	$2,251,750	$400,215	$2,323,297	$(335,073)	$4,640,189

Add (Deduct):
Comprehensive income:
Net income	—	—	—	698,488	—	698,488
Unrealized holding gains (losses) arising during the period, net of tax of $120,023	—	—	—	—	307,750	307,750
Less: reclassification adjustment, net of tax of $87,747	—	—	—	—	(131,620)	(131,620)

Total comprehensive income	—	—	—	698,488	439,370	1,137,858

Common stock issued	10,053,342	50,264	199,202	(154)	—	249,312
Redemption of common stock	(7,095,900)	(35,477)	(182,065)	—	—	(217,542)
Cash dividends declared on common stock	—	—	—	(400,757)	—	(400,757)
Other, net	—	—	6,052	4,697	—	10,749

Balance, December 31, 2000	453,307,379	2,266,537	423,404	2,625,571	104,297	5,419,809

Add (Deduct):
Comprehensive income:
Net income	—	—	—	973,638	—	973,638
Unrealized holding gains (losses) arising during the period, net of tax of $100,760	—	—	—	—	258,360	258,360
Less: reclassification adjustment, net of tax of $47,663	—	—	—	—	74,550	74,550

Net unrealized gains (losses) on securities	—	—	—	—	183,810	183,810
Unrecognized gain on cash flow hedge, net of tax of $12,586	—	—	—	—	19,292	19,292

Total comprehensive income	—	—	—	973,638	203,102	1,176,740

Common stock issued	16,381,881	81,910	412,379	—	—	494,289
Redemption of common stock	(14,006,700)	(70,034)	(440,271)	—	—	(510,305)
Cash dividends declared on common stock	—	—	—	(457,780)	—	(457,780)
Other, net	—	—	23,053	4,403	—	27,456

Balance, December 31, 2001	455,682,560	2,278,413	418,565	3,145,832	307,399	6,150,209

Add (Deduct):
Comprehensive income:
Net income	—	—	—	1,303,009	—	1,303,009
Unrealized holding gains (losses) arising during the period, net of tax of $56,473	—	—	—	—	144,803	144,803
Less: reclassification adjustment, net of tax of $66,339	—	—	—	—	103,761	103,761

Net unrealized gains (losses) on securities	—	—	—	—	41,042	41,042
Unrecognized gain (loss) on cash flow hedge, net of tax of $(11,570)	—	—	—	—	(17,732)	(17,732)

Total comprehensive income	—	—	—	1,303,009	23,310	1,326,319

Common stock issued	36,580,900	182,904	1,049,723	—	—	1,232,627
Redemption of common stock	(21,811,200)	(109,056)	(691,611)	—	—	(800,667)
Cash dividends declared on common stock	—	—	—	(539,190)	—	(539,190)
Other, net	—	—	16,446	2,170	—	18,616

Balance, December 31, 2002	470,452,260	$2,352,261	$793,123	$3,911,821	$330,709	$7,387,914

(1)	Other includes unvested restricted stock.

The accompanying notes are an integral part of these consolidated financial statements.

BB&T CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

(Dollars in thousands)

	2002	2001	2000
Cash Flows From Operating Activities:
Net income	$1,303,009	$973,638	$698,488
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	263,700	224,318	147,187
Depreciation of premises and equipment	143,960	122,190	116,247
Amortization of intangibles and mortgage servicing rights	120,965	118,725	83,401
Adjustment/accretion of negative goodwill	(9,780)	(4,484)	(6,243)
Amortization of unearned stock compensation	2,052	4,402	4,605
Discount accretion and premium amortization on securities, net	5,030	(7,432)	(5,779)
Net decrease (increase) in trading account securities	(50,813)	(956)	(1,200)
Loss (gain) on sales of securities, net	(170,100)	(122,126)	219,366
Loss (gain) on sales of loans held for sale	(146,092)	(75,040)	(14,622)
Loss (gain) on disposals of premises and equipment, net	(6,604)	9,973	5,832
Proceeds from sales of loans held for sale	10,965,120	8,707,395	2,692,522
Purchases of loans held for sale	(2,079,875)	(2,135,494)	(1,014,372)
Origination of loans held for sale, net of principal collected	(9,209,444)	(7,498,033)	(2,179,434)
Tax benefit from exercise of stock options	16,446	19,612	6,170
Decrease (increase) in:
Accrued interest receivable	57,031	44,410	(134,931)
Other assets	(925,552)	(472,886)	(631,249)
Increase (decrease) in:
Accrued interest payable	(5,356)	(56,411)	38,826
Accounts payable and other liabilities	560,493	242,113	283,447
Other, net	(17,732)	9	(8,442)

Net cash provided by operating activities	816,458	93,923	299,819

Cash Flows From Investing Activities:
Proceeds from sales of securities available for sale	3,570,905	2,969,929	5,222,899
Proceeds from maturities, calls and paydowns of securities available for sale	5,347,939	1,895,041	1,533,606
Purchases of securities available for sale	(9,097,256)	(4,805,145)	(6,584,173)
Proceeds from maturities, calls and paydowns of securities held to maturity	10	1,100	97,570
Purchases of securities held to maturity	(15,037)	(6,757)	(136,791)
Leases made to customers	(177,732)	(140,681)	(119,017)
Principal collected on leases	149,148	107,394	91,791
Loan originations, net of principal collected	(1,354,857)	(641,512)	(4,510,575)
Purchases of loans	(234,406)	(219,076)	(381,219)
Net cash acquired in business combinations accounted for under the purchase method	827,682	140,730	239,620
Purchases and originations of mortgage servicing rights	(203,376)	(228,753)	(69,404)
Proceeds from disposals of premises and equipment	33,199	10,214	10,992
Purchases of premises and equipment	(183,961)	(189,964)	(170,465)
Proceeds from sales of foreclosed property	46,475	44,231	39,375
Proceeds from sales of other real estate held for development or sale	12,769	7,425	5,565
Other, net	—	4,033	13,549

Net cash used in investing activities	(1,278,498)	(1,051,791)	(4,716,677)

Cash Flows From Financing Activities:
Net increase (decrease) in deposits	2,290,333	(390,141)	3,411,190
Net increase (decrease) in short-term borrowed funds	(1,984,723)	(662,406)	(1,004,349)
Proceeds from long-term debt	2,953,291	3,742,059	6,650,026
Repayments of long-term debt	(1,394,400)	(722,332)	(4,358,813)
Net proceeds from common stock issued	60,078	61,359	44,821
Redemption of common stock	(800,667)	(510,305)	(217,542)
Cash dividends paid on common stock	(521,878)	(433,570)	(374,596)
Other, net	—	(1,197)	(19)

Net cash provided by financing activities	602,034	1,083,467	4,150,718

Net Increase (Decrease) in Cash and Cash Equivalents	139,994	125,599	(266,140)
Cash and Cash Equivalents at Beginning of Year	2,232,226	2,106,627	2,372,767

Cash and Cash Equivalents at End of Year	$2,372,220	$2,232,226	$2,106,627

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$1,686,880	$2,383,951	$2,479,389
Income taxes	235,124	147,984	90,109
Noncash investing and financing activities:
Transfer of securities from held to maturity to available for sale	—	587,263	324,734
Transfer of loans to foreclosed property	66,634	46,064	44,574
Transfer of fixed assets to other real estate owned	17,780	9,465	4,307
Transfer of other real estate owned to fixed assets	242	182	3,675
Securitization of mortgage loans	—	377,429	984,518

The accompanying notes are an integral part of these consolidated financial statements.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

BB&T Corporation (“BB&T” or “Parent Company”) is a financial holding company organized under the laws of North Carolina. Branch Banking and Trust Company (“Branch Bank”); Branch Banking and Trust Company of South Carolina (“BB&T-SC”); Branch Banking and Trust Company of Virginia (“BB&T-VA”), (collectively, the “Banks” or “Subsidiary Banks”), Regional Acceptance Corporation (“Regional Acceptance”), and Scott & Stringfellow, Inc., (“Scott & Stringfellow”) comprise BB&T’s principal direct subsidiaries.

The accounting and reporting policies of BB&T Corporation and its subsidiaries are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a summary of the more significant policies.

NOTE 1.    Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of BB&T include the accounts of BB&T Corporation and those subsidiaries that are majority-owned by BB&T and over which BB&T exercises control. In consolidation, all significant intercompany accounts and transactions have been eliminated. The results of operations of companies acquired in transactions accounted for as purchases are included only from the dates of acquisition. (See Note 2). All majority-owned subsidiaries are consolidated unless control is temporary or does not rest with BB&T. At December 31, 2002, there were no majority-owned subsidiaries that were not consolidated.

BB&T has certain investments in low-income housing and historic building rehabilitation projects that totaled $14.2 million at December 31, 2002. BB&T also has investments in limited partnerships and limited liability corporations, including a small business investment company, venture capital funds and an electronic check processing consortium. These investments totaled $61.1 million at December 31, 2002. BB&T typically acts as a limited partner in these investments and does not exert control over the operating or financial policies of the partnerships. BB&T accounts for its investments in these entities using the equity method.

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations for 2002. Such reclassifications had no effect on previously reported shareholders’ equity or net income.

Nature of Operations

BB&T is a financial holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its operations primarily through its Subsidiary Banks, which have branches in North Carolina, South Carolina, Virginia, Maryland, Georgia, West Virginia, Tennessee, Kentucky, Florida, Alabama, Indiana and Washington, D.C. and, to a lesser extent, through its other subsidiaries. BB&T’s Subsidiary Banks provide a wide range of banking services to individuals and businesses. BB&T’s Subsidiary Banks offer a variety of loans to businesses and consumers, including an array of mortgage loan products. BB&T’s loans are primarily to individuals residing in the market areas described above or to businesses located in this geographic area. BB&T’s Subsidiary Banks also market a wide range of deposit services to individuals and businesses. BB&T’s Subsidiary Banks either directly or through their subsidiaries offer lease financing to businesses and municipal governments; discount brokerage services and sales of annuities and mutual funds; life insurance, property and casualty insurance, health insurance and commercial general liability insurance on an agency basis; insurance premium financing; arranging permanent financing for commercial real estate and providing loan servicing for third party investors; direct consumer finance loans to individuals; and asset management. The direct nonbank subsidiaries of BB&T provide a variety of financial services including automobile lending, equipment financing, factoring, full-service securities brokerage, and capital markets services.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses, valuation of mortgage servicing rights, valuation of goodwill and other intangibles and related impairment analyses, benefit plan obligations and expenses, and deferred tax assets or liabilities.

Business Combinations

Following the implementation of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” BB&T has accounted for all business combinations using the purchase method of accounting as required by the Statement. Under this method of accounting, the accounts of an acquired institution are included with the acquirer’s accounts as of the date of acquisition with any excess of purchase price over the fair value of the net assets recorded as goodwill. BB&T typically provides an allocation period, not to exceed one year, to identify and determine the fair values of the assets acquired and liabilities assumed in business combinations accounted for as purchases. Management currently does not anticipate any material adjustments to the assigned values of the assets and liabilities of acquired companies.

To consummate an acquisition, BB&T typically issues common stock or pays cash, depending on the terms of the merger agreement, in exchange for all of the outstanding shares of acquired entities. The value of shares issued in connection with purchase business combinations is determined based on the market price of the securities issued over a reasonable period of time, not to exceed three days before and three days after the terms of the acquisition are agreed to and announced.

For acquisitions in years prior to 2002 accounted for as poolings of interests, the financial information contained herein has been restated to include the accounts of the merged institutions for all periods presented.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, interest-bearing deposits with banks, Federal funds sold and securities purchased under resale agreements or similar arrangements. Both cash and cash equivalents have maturities of three months or less. Accordingly, the carrying amount of such instruments is considered a reasonable estimate of fair value.

Securities

BB&T classifies investment securities as held to maturity, available for sale or trading. Debt securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost.

Debt securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions, are classified as available for sale. In addition, all investments in equity securities are classified as available for sale. Equity securities are primarily comprised of investments in stock issued by the FHLB of Atlanta, and preferred stocks issued by the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”). Securities available for sale are reported at estimated fair value, with unrealized gains and losses reported as accumulated other comprehensive income, net of deferred income taxes, in the shareholders’ equity section of the consolidated balance sheets. Gains or losses realized from the sale of securities

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

available for sale are determined by specific identification and are included in noninterest income. Premiums and discounts associated with securities are amortized using the interest method.

Trading account securities are primarily held by Scott & Stringfellow, BB&T’s investment banking and full-service brokerage subsidiary. Trading account securities are reported at fair value. Market value adjustments, fees, and gains or losses from trading account activities are included in noninterest income. Interest income on trading account securities is included in interest and dividends from securities. Gains or losses realized from the sale of trading securities are determined by specific identification and are included in noninterest income.

During 2001 and 2000, BB&T transferred securities with amortized costs of $587.3 million and $324.7 million, respectively, from the held-to-maturity portfolio to the available-for-sale portfolio. These securities were previously classified as held-to-maturity either by BB&T or by entities which merged into BB&T. BB&T transferred these amounts pursuant to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” in 2001, which permitted such transfers in conjunction with the adoption of the statement, and pursuant to the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” in 2000 to conform the combined investment portfolios of acquired entities to BB&T’s existing policies. The unrealized gains or losses on these transferred securities were reflected as a component of shareholders’ equity.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, adjusted for any servicing asset or liability retained. Gains and losses on sales of loans are included in other noninterest income.

Loans and Leases

Loans and leases that management has the intent and ability to hold for the foreseeable future are reported at their outstanding principal balances net of any unearned income, charge-offs, deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. The net amount of nonrefundable loan origination fees, commitment fees and certain direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using methods which approximate the interest method. Discounts and premiums are amortized to interest income over the estimated life of the loans using methods that approximate the interest method. Commercial loans and substantially all installment loans accrue interest on the unpaid balance of the loans. Lease receivables consist primarily of direct financing leases on rolling stock, equipment and real property, leases to municipalities and investments in leveraged lease transactions. Lease receivables are stated at the total amount of lease payments receivable plus guaranteed residual values, less unearned income. Leveraged leases are carried net of nonrecourse debt. Recognition of income over the lives of the lease contracts approximates the interest method.

A loan is impaired when, based on current information and events, it is probable that BB&T will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent. When the fair value of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a specific reserve allocation which is a component of the allowance for loan and lease losses.

Nonperforming Assets

Nonperforming assets include loans and leases on which interest is not being accrued and foreclosed property. Foreclosed property consists of real estate and other assets acquired as a result of customers’ loan

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

defaults. Loans and leases are generally placed on nonaccrual status when concern exists that principal or interest is not fully collectible, or when any portion of principal or interest becomes 90 days past due, whichever occurs first. Loans past due 90 days or more may remain on accrual status if management determines that concern over the collectibility of principal and interest is not significant. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and when concern no longer exists as to the collectibility of principal or interest.

Assets acquired as a result of foreclosure are carried at the lower of cost or fair value less estimated selling costs. Cost is determined based on the sum of unpaid principal, accrued but unpaid interest and acquisition costs associated with the loan. Any excess of unpaid principal over fair value at the time of foreclosure is charged to the allowance for loan and lease losses. Generally, such properties are appraised annually and the carrying value, if greater than the fair value, less selling costs, is adjusted with a charge to noninterest expense. Routine maintenance costs, declines in market value and net losses on disposal are included in other noninterest expense.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is management’s estimate of probable inherent credit losses in the loan and lease portfolios at the balance sheet date. The Company determines the allowance based on an ongoing evaluation. This evaluation is inherently subjective because it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans. Those estimates may be susceptible to significant change. Increases to the allowance are made by charges to the provision for loan and lease losses, which is reflected in the Consolidated Statements of Income. Loans or leases deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

The allowance is the accumulation of various components that are calculated based on independent methodologies. All components of the allowance represent an estimation performed pursuant to either SFAS No. 5 or SFAS No. 114. Management’s estimate of each SFAS No. 5 component is based on certain observable data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends; collateral values; loan volumes; geographic, borrower and industry concentrations; seasoning of the loan portfolio; the findings of internal credit quality assessments and results from external bank regulatory examinations. Reserves for commercial loans are determined by applying loss percentages to the portfolio based on management’s evaluation and “risk grading” of the commercial loan portfolio. Reserves are provided for noncommercial loan categories based on a four-year weighted average of actual loss experience, which is applied to the total outstanding loan balance of each loan category. Specific reserves are typically provided on all impaired commercial loans in excess of a defined threshold that are classified in the Special Mention, Substandard or Doubtful risk grades. The specific reserves are determined on a loan-by-loan basis based on management’s evaluation of BB&T’s exposure for each credit, given the current payment status of the loan and the value of any underlying collateral.

While management uses the best information available to establish the allowance for loan and lease losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the valuations or, if required by regulators, based upon information available to them at the time of their examinations. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

Premises and Equipment

Premises, equipment, capital leases and leasehold improvements are stated at cost less accumulated depreciation or amortization. Land is stated at cost. In addition, purchased software and costs of computer

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

software developed for internal use are capitalized provided certain criteria are met. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease terms or the estimated useful lives of the improvements. Capitalized leases are amortized by the same methods as premises and equipment over the estimated useful lives or the lease term, whichever is less. Obligations under capital leases are amortized using the interest method to allocate payments between principal reduction and interest expense.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured short-term borrowed funds, generally mature less than one year from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. BB&T may be required to provide additional collateral if the fair value of the underlying securities declines during the term of the repurchase agreement.

Income Taxes

The provision for income taxes is based upon income before taxes for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the cumulative effects included in the current year’s income tax provision.

Derivative Financial Instruments

BB&T utilizes a variety of financial instruments to manage various financial risks. These instruments, commonly referred to as derivatives, primarily consist of interest rate swaps, caps, floors, collars, financial forwards and futures contracts and options written and purchased. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. BB&T uses derivatives primarily to hedge business loans, forecasted sales of mortgage loans, federal funds purchased, long-term debt and certificates of deposit. BB&T also uses derivatives to facilitate transactions on behalf of its clients.

BB&T accounts for derivatives in accordance with SFAS No. 133, as amended, which was implemented January 1, 2001, and requires all derivative instruments to be carried at fair value on the balance sheet. On the date of adoption, BB&T reassessed and designated derivative instruments used for risk management as fair value hedges, cash flow hedges and derivatives not qualifying for hedge accounting treatment, as appropriate. On January 1, 2001, BB&T had derivatives with a notional value of $2.3 billion. In conjunction with the adoption of SFAS No. 133, BB&T recorded a transition adjustment of $7.9 million, after taxes, to accumulated other comprehensive income. There was no material impact on net income at the date of adoption. The transition adjustment and BB&T’s accounting policies with regard to derivatives have been determined based on the interpretive guidance issued thus far by the FASB. However, the FASB continues to issue guidance that could affect BB&T’s application of the Statement and require adjustments in the future.

Derivative contracts are written in amounts referred to as notional amounts. Notional amounts only provide the basis for calculating payments between counterparties and do not represent amounts to be exchanged between parties or a measure of financial risk. As required by SFAS No. 133, BB&T classifies its derivative financial instruments as either (1) a hedge of an exposure to changes in the fair value of a recorded asset or

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liability (“fair value hedge”), (2) a hedge of an exposure to changes in the cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”), (3) a hedge of a foreign currency exposure (“foreign currency hedge”), or (4) derivatives not designated as hedges. For a qualifying fair value hedge, changes in the value of the derivatives that have been highly effective as hedges are recognized in current period earnings along with the corresponding changes in the value of the designated hedged item attributable to the risk being hedged. For a qualifying cash flow hedge, the effective portion of changes in the value of the derivatives that have been highly effective are recognized in other comprehensive income until the related cash flows from the hedged item are recognized in earnings. For either fair value hedges or cash flow hedges, net income may be affected to the extent that changes in the value of the derivative instruments do not perfectly offset changes in the value of the hedged items. See Note 18 for additional disclosures related to derivative financial instruments.

During 2002, BB&T adopted Derivatives Implementation Group (“DIG”) Issue C-13 “When a Loan Commitment is included in the Scope of Statement 133,” which required that residential mortgage loan commitments for loans to be sold be accounted for as derivatives, and these derivatives were accounted for as non-hedging instruments. The impact upon adoption was a $14.5 million increase to mortgage banking income.

Per Share Data

Basic net income per common share has been computed by dividing net income applicable to common shares by the weighted average number of shares of common stock outstanding during the years presented. Diluted net income per common share has been computed by dividing net income, by the weighted average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding. Restricted stock grants are considered as issued for purposes of calculating net income per share. See Note 19 for the calculation of basic and diluted earnings per share.

Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of net assets acquired in transactions accounted for as purchases. Other intangible assets represent premiums paid for acquisitions of core deposits (core deposit intangibles) and other identifiable intangible assets. Such assets are included in other assets in the Consolidated Balance Sheets. Effective January 1, 2002, BB&T adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, which requires that goodwill no longer be amortized over an estimated useful life, but rather be tested at least annually for impairment. Intangible assets other than goodwill, which are determined to have finite lives, continue to be amortized on straight-line or accelerated bases over periods ranging from one to nine years. SFAS No. 142 required the reversal of $9.8 million of remaining negative goodwill, which was recorded as a cumulative effect of change in accounting principle in the Consolidated Statements of Income. Please refer to Note 7 for additional information with respect to BB&T’s goodwill and other intangible assets.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9,” which addresses the financial accounting and reporting for the acquisition of all or part of a financial institution. SFAS No. 147 removes acquisitions of financial institutions, except for transactions between two or more mutual enterprises, from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 147 also amends SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term customer-relationship and credit cardholder intangible assets, and requires companies to cease amortization of unidentifiable intangible assets associated with certain branch acquisitions. The provisions of this Statement were effective beginning October 1, 2002. The implementation of this Statement resulted in a reversal of $3.7 million of pre-tax goodwill amortization during 2002. The provisions of the statement will not have a materially adverse impact on either BB&T’s consolidated financial position or consolidated results of operations in the future.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loan Securitizations

BB&T periodically securitizes mortgage loans and transfers them to securities available for sale. This is accomplished by exchanging the loans for mortgage-backed securities issued primarily by Freddie Mac. Following the transfers, the securities are reported at estimated fair value based on quoted market prices, with unrealized gains and losses in accumulated other comprehensive income, net of deferred income taxes. Since the transfers are not considered a sale, no gain or loss is recorded in conjunction with these transactions. BB&T also securitizes and sells loans to third party investors. BB&T retains the mortgage servicing on the loans sold and loans exchanged for securities which are recorded based on the allocation of the carrying amounts of the assets sold between the assets sold and the servicing rights retained based on the relative fair value of the assets sold and the rights retained. Gains or losses incurred on the loans sold to third party investors are included in mortgage banking income on the Consolidated Statements of Income.

Mortgage Servicing Rights

The carrying value of mortgage servicing rights are included as other assets in the Consolidated Balance Sheets. The mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing revenue. The amortization is adjusted prospectively in response to changes in estimated projections of future cash flows. BB&T periodically assesses mortgage servicing rights for impairment based on the fair value of those rights. Impairment is evaluated by strata, which are based on predominant risk characteristics, such as interest rates, loan term and type. The fair value is significantly affected by interest rates, prepayment speeds, expected losses and other terms. To the extent the carrying value of the servicing rights exceed the fair value by strata, impairment is recognized through a valuation allowance established through a charge to mortgage banking income. The valuation allowance may be adjusted in the future as the value of the mortgage servicing rights increases or decreases. Revenues from originating, marketing and servicing mortgage loans as well as valuation adjustments related to capitalized mortgage servicing rights are included in mortgage banking income on the Consolidated Statements of Income. See Note 8 for additional disclosures related to mortgage servicing rights.

Supplemental Disclosures of Cash Flow Information

The following table presents data with respect to the fair values of assets acquired and liabilities assumed in purchase transactions:

	December 31,
	2002	2001	2000
	(Dollars in thousands)
Purchase Price	$1,281,701	$427,577	$223,047
Fair Value of Net Assets Acquired	(330,504)	(256,286)	(117,790)

Excess of Purchase Price over Net Assets Acquired	$951,197	$171,291	$105,257

The estimated fair values of the significant asset balances acquired and significant liabilities assumed at the dates of acquisition for the institutions acquired during 2002 are as follows: cash and cash equivalents totaling $952.7 million; investment securities of $574.9 million; loans and leases of $4.3 billion; deposits totaling $4.3 billion; short-term borrowed funds totaling $732.6 million; and long-term debt of $307.9 million.

Stock-Based Compensation

BB&T maintains various stock-based compensation plans. These plans provide for the granting of stock options to BB&T’s employees and directors. All of BB&T’s stock-based compensation plans have been presented to and approved by BB&T’s shareholders. BB&T accounts for its stock option plans based on the intrinsic value method set forth in APB Opinion No. 25 and related Interpretations, under which no compensation cost has been recognized for any of the periods presented, except with respect to restricted stock plans as disclosed in the

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accompanying table. The following table presents BB&T’s net income, basic and diluted earnings per share as reported and pro forma net income and pro forma earnings per share assuming compensation cost for BB&T’s stock options plans had been determined based on the fair value at the grant dates for awards under those plans granted after December 31, 1994, consistent with the method described by SFAS No. 123 “Accounting for Stock-Based Compensation”:

	For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands, except per share data)
Net income:
Net income as reported	$1,303,009	$973,638	$698,488
Add: Stock-based compensation expense included in reported net income, net of tax	1,231	2,198	2,359
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(31,117)	(22,893)	(23,409)

Pro forma net income	$1,273,123	$952,943	$677,438

Basic EPS:
As reported	$2.75	$2.15	$1.55
Pro forma	2.69	2.10	1.50
Diluted EPS:
As reported	2.72	2.12	1.53
Pro forma	2.66	2.08	1.49

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: dividend yield of 3.0% in 2002 and 2.5% in 2001 and 2000; expected volatility of 27% in 2002, 28% in 2001 and 29% in 2000; risk free interest rates of 4.7%, 4.9% and 6.6% for 2002, 2001 and 2000, respectively; and expected lives of 6.0 years, 6.0 years and 6.1 years for 2002, 2001 and 2000, respectively.

Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of the statement, which were adopted January 1, 2003, did not have a material impact on either BB&T’s consolidated financial position or consolidated results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The Statement establishes a single accounting model for long-lived assets to be disposed of by a sale, and resolves significant implementation issues related to SFAS No. 121. The provisions of the Statement were adopted by BB&T on January 1, 2002. The implementation did not have a material impact on either BB&T’s consolidated financial position or consolidated results of operations.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002”. This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement,

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement also rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers” and amends SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. BB&T adopted the provisions of this Statement effective January 1, 2003. This implementation did not initially have a material impact on either BB&T’s consolidated financial position or consolidated results of operations, and management does not expect any such impact in the future.

In August 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. This Statement nullifies the guidance of the Emerging Issues Task Force (“EITF”) in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. Under EITF Issue No. 94-3, an entity recognized a liability for an exit cost on the date that the entity committed itself to an exit plan. In SFAS No. 146, the Board acknowledges that an entity’s commitment to a plan does not, by itself, create a present obligation to other parties that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for the initial measurement of the liability. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. BB&T adopted the provisions of this Statement effective January 1, 2003. The initial adoption of the statement did not materially affect BB&T, and management does not anticipate that provisions of the Statement will have a materially adverse impact on either BB&T’s consolidated financial position or consolidated results of operations in the future although its provisions will affect the timing of the recognition of merger-related costs.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, which amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The provisions of the statement were effective December 31, 2002. Management currently intends to continue to account for stock-based compensation under the intrinsic value method set forth in Accounting Principles Board (“APB”) Opinion 25 and related interpretations. For this reason, the transition guidance of SFAS No. 148 does not have an impact on BB&T’s consolidated financial position or consolidated results of operations. The Statement does amend existing guidance with respect to required disclosures, regardless of the method of accounting used. The revised disclosure requirements are presented herein.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of the Interpretation are effective and were adopted by BB&T as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. Please refer to Note 14 for disclosures with respect to BB&T’s guarantees. The recognition requirements of the Interpretation were effective beginning January 1, 2003. Management does not anticipate that the implementation of the recognition requirements of the Interpretation will have a significant effect on BB&T’s consolidated financial position or consolidated results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” This Interpretation provides guidance with respect to the identification of variable interest entities and when the assets, liabilities, noncontrolling interests, and results of operations of a variable interest entity need to be included in a company’s consolidated financial statements. The Interpretation requires consolidation by business enterprises of variable interest entities in cases where the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties,

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

which is provided through other interests that will absorb some or all of the expected losses of the entity, or in cases where the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity’s activities through voting rights, the obligation to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. BB&T’s management is currently assessing the impact that the Interpretation will have on BB&T’s consolidated financial position and consolidated results of operations. In particular, BB&T is a limited partner in low income housing developments throughout its market area, which as previously discussed, are not included in BB&T’s consolidated financial statements. Based on an initial assessment, management believes BB&T may be required to consolidate a portion of these investments effective July 1, 2003 to comply with Interpretation No. 46. As of December 31, 2002, BB&T’s maximum potential exposure to loss with respect to these partnerships was $15.7 million.

NOTE 2.    Business Combinations

The following table presents summary information with respect to mergers and acquisitions of financial institutions and other significant financial services companies completed during the last three years:

Summary of Completed Mergers and Acquisitions

Date of Acquisition	Acquired Institution	Headquarters	Total Assets	Accounting Method	Intangibles Recorded	Total Purchase Price		BB&T Common Shares Issued to Complete Transaction
September 13, 2002	Regional Financial Corp.	Tallahassee, Fla.	$1.5 billion	Purchase	$235.7 million	$276.3 million		7.3 million
March 20, 2002	Area Bancshares Corporation	Owensboro, Ky.	2.6 billion	Purchase	279.2 million	448.9 million		13.2 million
March 8, 2002	MidAmerica Bancorp	Louisville, Ky.	1.8 billion	Purchase	230.4 million	379.8 million	(1)	8.2 million
January 1, 2002	Cooney, Rikard & Curtin, Inc.	Birmingham, Al.	110.5 million	Purchase	102.1 million	85.6 million		2.5 million

December 12, 2001	Community First Banking Company	Carrollton, Ga.	$548.1 million	Purchase	$102.1 million	$132.2 million		3.5 million
August 9, 2001	F&M National Corporation	Winchester, Va.	4.0 billion	Pooling	N/A	N/A		31.1 million
June 27, 2001	Virginia Capital Bancshares, Inc.	Fredericksburg, Va.	532.7 million	Purchase	15.2 million	172.8 million		4.7 million
June 7, 2001	Century South Banks, Inc.	Alpharetta, Ga.	1.7 billion	Pooling	N/A	N/A		12.7 million
March 2, 2001	FirstSpartan Financial Corp.	Spartanburg, S.C.	591.0 million	Purchase	42.0 million	107.6 million		3.8 million
January 8, 2001	FCNB Corp.	Frederick, Md.	1.6 billion	Pooling	N/A	N/A		8.7 million

December 27, 2000	BankFirst Corporation	Knoxville, Tenn.	$929.5 million	Purchase	$71.0 million	$147.3 million		5.3 million
November 15, 2000	Edgar M. Norris & Co.	Greenville, S.C.	3.7 million	Purchase	N/A	N/A		N/A
September 29, 2000	Laureate Capital Corp.	Charlotte, N.C.	13.8 million	Purchase	N/A	N/A		N/A
July 6, 2000	One Valley Bancorp, Inc.	Charleston, W.Va.	6.4 billion	Pooling	N/A	N/A		43.1 million
June 15, 2000	First Banking Company of Southeast Georgia	Statesboro, Ga.	420.0 million	Pooling	N/A	N/A		4.1 million
June 13, 2000	Hardwick Holding Company	Dalton, Ga.	507.2 million	Pooling	N/A	N/A		3.9 million
January 13, 2000	Premier Bancshares, Inc.	Atlanta, Ga.	2.0 billion	Pooling	N/A	N/A		16.8 million

N/A—Not applicable or undisclosed terms.

(1)	Includes cash totaling $94.9 million to complete this acquisition.

The intangibles in the above table include $89.5 million of core deposit and other intangibles for the 2002 acquisitions with an estimated life of seven years. The table above does not include mergers and acquisitions made by any acquired company.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Insurance Acquisitions

In addition to the mergers and acquisitions summarized in the above table, BB&T acquired eight insurance agencies during 2002, which were accounted for as purchases. In conjunction with these transactions, BB&T issued approximately 1.7 million shares of common stock and paid $1.9 million in cash, and recorded $43.7 million in goodwill and $30.4 million of other intangible assets with an average life of 10 years. During 2001, BB&T acquired seven insurance agencies that were accounted for as purchases. In conjunction with these transactions, BB&T issued approximately 325 thousand shares of common stock and recorded $16.5 million in goodwill and other intangible assets. During 2000, BB&T acquired six insurance agencies, which were accounted for as purchases. In conjunction with these transactions, BB&T issued 1.4 million shares of common stock and recorded $38.9 million in goodwill. These insurance acquisitions did not materially affect BB&T’s consolidated financial position or consolidated results of operations.

BB&T also acquired four nonbank financial services companies during 2002, all accounted for as purchases. In connection with these acquisitions, BB&T issued approximately 500 thousand shares of common stock and paid $10.3 million in cash. Goodwill totaling $20.7 million and other intangibles totaling $9.0 million with a life of 10 years were initially recorded in connection with the transactions.

The following unaudited presentation reflects selected information from the Consolidated Income Statements on a Pro Forma basis as if the purchase transactions had been completed as of the beginning of the years presented:

	For the Years Ended
	2002	2001
	(Dollars in thousands, except per share data)
Total revenues	$4,554,504	$4,243,600

Income before cumulative effect of change in accounting principle	$1,317,272	$1,063,631

Net income	$1,327,052	$1,063,631

Basic EPS	$2.74	$2.19

Diluted EPS	$2.71	$2.16

Merger-Related and Restructuring Charges

In conjunction with the consummation of an acquisition and the completion of other requirements, BB&T typically accrues certain merger-related expenses related to estimated severance costs, costs to terminate lease contracts, costs related to the disposal of duplicate facilities and equipment, costs to terminate data processing contracts and other costs associated with the acquisition. The following table presents costs reflected as expenses and accruals recorded through purchase accounting adjustments.

	Merger Accrual Activity
	(Dollars in thousands)

	Balance December 31, 2000	Additions in 2001	Utilized in 2001	Balance December 31, 2001	Additions in 2002	Utilized in 2002	Balance December 31, 2002
Severance and personnel-related charges	$13,036	$49,786	$31,451	$31,371	$40,014	$54,556	$16,829
Occupancy and equipment charges	21,339	38,969	23,245	37,063	31,668	26,978	41,753
Systems conversions and related charges	3,729	17,100	9,490	11,339	12,278	21,879	1,738
Other merger-related charges	17,720	27,336	29,946	15,110	21,438	25,267	11,281

Total	$55,824	$133,191	$94,132	$94,883	$105,398	$128,680	$71,601

The liabilities for severance and personnel-related costs relate to severance liabilities that will be paid out based on such factors as termination dates, the provisions of employment contracts and the terms of BB&T’s

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

severance plans. The occupancy and equipment accruals relate to costs to exit certain leases and to dispose of excess facilities and equipment. This liability will be utilized upon termination of the various leases and sale of redundant property. The liabilities associated with systems conversions relate to termination penalties on contracts with information technology service providers. These liabilities will be utilized as the contracts are paid out and expire. The other merger-related liabilities relate to litigation accruals, accruals to conform the accounting policies of acquired institutions to those of BB&T, and other similar charges. The merger-related accruals presented above are expected to be utilized in 2003 unless they relate to specific contracts that expire in later years.

During 2002, BB&T estimated that 372 positions would be eliminated and 370 employees were terminated prior to December 31, 2002. Approximately 90 of these employees will continue to receive severance payments during 2003. During 2001, BB&T estimated that approximately 400 positions would be eliminated and approximately 350 employees were terminated and received severance by the end of 2001. During 2000, BB&T estimated that 450 positions would be eliminated in connection with mergers and approximately 430 employees were terminated and received severance.

Because BB&T often has multiple merger integrations in process, and, due to limited resources, must schedule in advance significant events in the merger conversion and integration process, BB&T’s merger process and utilization of merger accruals may cover an extended period of time. In general, a major portion of accrued costs are utilized in conjunction with or immediately following the systems conversion, when most of the duplicate positions are eliminated and the terminated employees begin to receive severance. Other accruals are utilized over time based on the sale, closing or disposal of duplicate facilities or equipment or the expiration of lease contracts. Merger accruals are re-evaluated regularly and adjusted as necessary.

Since BB&T is a frequent acquirer of financial institutions, the Company has a number of employees who have among their primary responsibilities the analysis of mergers and acquisitions, the acquisition approval process and/or converting the systems of acquired entities to BB&T’s automation platform. Substantially all of the expenses associated with these employees are on-going and are not classified as merger-related.

The accruals utilized during 2002 in the table above include $10.5 million of accrual reversals resulting from revisions to BB&T’s initial estimates of merger accruals for facilities and personnel-related costs. There were no other material adjustments to merger-related accruals for any of the periods presented.

Pending Mergers (unaudited)

On September 27, 2002, BB&T announced plans to acquire Equitable Bank (“Equitable”), based in Wheaton, Maryland. At the time of the announcement, Equitable had $477 million in assets and operated five full-service banking offices in Montgomery and Prince George’s counties. Shareholders of Equitable will receive one share of BB&T common stock in exchange for each share of Equitable. The transaction will be accounted for as a purchase, and is expected to be completed in the first quarter of 2003.

On December 4, 2002, BB&T announced plans to acquire Southeastern Fidelity Corporation (“SEFCO”), an insurance premium finance company based in Tallahassee, Florida. The transaction will be accounted for as a purchase, and, pending regulatory approval, is planned to be completed in the first quarter of 2003.

On January 21, 2003, BB&T announced plans to acquire First Virginia Banks, Inc. (“First Virginia”), a bank holding company headquartered in Falls Church, Virginia. First Virginia is the parent company to eight community banks and operated 364 branches in Virginia, Maryland, and northeast Tennessee at the time of the announcement. At December 31, 2002, First Virginia had $11.2 billion in assets, including $6.4 billion in loans and $4.0 billion in investment securities, and total deposits of $9.2 billion. Shareholders of First Virginia will receive 1.26 BB&T shares in exchange for each share of First Virginia. The merger, which is subject to regulatory and shareholder approval, is expected to be completed in the second quarter of 2003.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3.    Securities

The amortized costs and approximate fair values of securities held to maturity and available for sale were as follows:

	December 31, 2002				December 31, 2001
	Amortized Cost	Gross Unrealized		Estimated Fair Value	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses			Gains	Losses
	(Dollars in thousands)
Securities held to maturity:
U.S. Treasury and U.S. government agency obligations	$55,523	$1	$12	$55,512	$40,496	$—	$8	$40,488

Total securities held to maturity	55,523	1	12	55,512	40,496	—	8	40,488

Securities available for sale:
U.S. Treasury and U.S. government agency obligations	11,154,231	406,183	—	11,560,414	10,413,895	505,162	838	10,918,219
Mortgage-backed securities	3,749,977	119,062	2	3,869,037	3,360,729	67,786	3,227	3,425,288
States and political subdivisions	868,011	44,752	165	912,598	1,003,621	10,178	4,826	1,008,973
Equity and other securities	1,291,116	3,827	37,515	1,257,428	1,366,711	2,228	99,735	1,269,204

Total securities available for sale	17,063,335	573,824	37,682	17,599,477	16,144,956	585,354	108,626	16,621,684

Total securities	$17,118,858	$573,825	$37,694	$17,654,989	$16,185,452	$585,354	$108,634	$16,662,172

Securities with book values of approximately $9.2 billion and $7.6 billion at December 31, 2002 and 2001, respectively, were pledged to secure municipal deposits, securities sold under agreements to repurchase, other borrowings, and for other purposes as required or permitted by law.

Excluding securities issued by the U.S. Government and its agencies and corporations, there were no investments in securities from one issuer that exceeded 10% of shareholders’ equity at December 31, 2002 or 2001. Trading securities totaling $148.5 million at December 31, 2002 and $97.7 million at December 31, 2001 are excluded from the accompanying tables. Equity securities are primarily composed of investments in stock issued by the FHLB of Atlanta and preferred stocks issued by FHLMC and FNMA.

Proceeds from sales of securities available for sale during 2002, 2001 and 2000 were $3.6 billion, $3.0 billion and $5.2 billion, respectively. Gross gains of $181.1 million, $130.6 million and $7.2 million and gross losses of $11.0 million, $8.4 million and $226.6 million were realized on those sales in 2002, 2001 and 2000, respectively.

The amortized cost and estimated fair value of the debt securities portfolio at December 31, 2002, by contractual maturity, are shown in the accompanying table. The expected life of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay the underlying mortgage loans with or without call or prepayment penalties. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral.

	December 31, 2002
	Held to Maturity		Available for Sale
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Debt Securities:
Due in one year or less	$55,523	$55,512	$2,193,847	$2,234,354
Due after one year through five years	—	—	8,022,015	8,384,788
Due after five years through ten years	—	—	1,893,359	1,943,669
Due after ten years	—	—	3,858,798	3,974,012

Total debt securities	$55,523	$55,512	$15,968,019	$16,536,823

Total equity securities	—	—	1,095,316	1,062,654

Total securities	$55,523	$55,512	$17,063,335	$17,599,477

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4.    Loans and Leases

The following is a breakdown of the loan and lease portfolio at year-end by major category:

	December 31,
	2002	2001
	(Dollars in thousands)
Loans:
Commercial, financial and agricultural	$7,061,493	$6,551,073
Lease receivables	5,156,307	5,012,110
Real estate—construction and land development	5,291,719	5,334,108
Real estate—mortgage	30,023,470	25,542,288
Consumer	6,412,563	5,965,010
Less: unearned income	(2,805,246)	(2,868,832)

Loans and leases held for investment	51,140,306	45,535,757
Loans held for sale	2,377,707	1,907,416

Total loans and leases	$53,518,013	$47,443,173

The net investment in lease receivables was $2.5 billion and $2.3 billion at December 31, 2002 and 2001, respectively.

At December 31, 2002 and 2001, BB&T had investments of approximately $14.2 million and $11.4 million, respectively in multi-family low income housing developments throughout its market area as a means of supporting its communities. BB&T’s subsidiary banks typically provide financing during the construction and development of the properties; however, permanent financing is generally obtained from independent third parties upon completion of a project.

BB&T had $37.7 billion in loans secured by real estate at December 31, 2002. However, these loans were not concentrated in any specific industry, market or geographic area other than the Banks' primary markets.

The following table sets forth certain information regarding BB&T's impaired loans:

	December 31,
	2002	2001
	(Dollars in thousands)
Total recorded investment—impaired loans	$144,808	$130,680

Total recorded investment with related valuation allowance	144,808	130,680
Allowance for loan and lease losses assigned to impaired loans	(24,096)	(24,180)

Net carrying value—impaired loans	$120,712	$106,500

Average balance of impaired loans	$126,708	$99,218

Cash basis interest income recognized on impaired loans	$—	$—

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5.    Allowance for Loan and Lease Losses

An analysis of the allowance for loan and lease losses for each of the past three years is presented in the following table:

	For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Beginning Balance	$644,418	$578,107	$529,236
Allowances of purchased companies	62,099	29,083	14,311
Provision for losses charged to expense	263,700	224,318	147,187

Loans and leases charged-off	(297,149)	(231,229)	(150,515)
Recoveries of previous charge-offs	50,617	44,139	37,888

Net loans and leases charged-off	(246,532)	(187,090)	(112,627)

Ending Balance	$723,685	$644,418	$578,107

At December 31, 2002, 2001 and 2000, loans and leases not currently accruing interest totaled $374.8 million, $316.6 million and $180.6 million, respectively. Loans 90 days or more past due and still accruing interest totaled $115.0 million, $101.8 million and $81.6 million at December 31, 2002, 2001 and 2000, respectively. The gross interest income that would have been earned during 2002, 2001 and 2000 if the loans and leases then classified as nonaccrual had been current in accordance with the original terms was approximately $22.0 million, $23.9 million and $14.2 million, respectively. Foreclosed property totaled $76.6 million, $57.0 million and $55.2 million at December 31, 2002, 2001 and 2000, respectively.

NOTE 6.    Premises and Equipment

A summary of premises and equipment is presented in the accompanying table:

	December 31,
	2002	2001
	(Dollars in thousands)
Land and land improvements	$224,691	$197,877
Buildings and building improvements	862,640	818,951
Furniture and equipment	723,606	662,891
Capitalized leases on premises and equipment	2,885	2,885

	1,813,822	1,682,604
Less—accumulated depreciation and amortization	(741,721)	(692,993)

Net premises and equipment	$1,072,101	$989,611

Premises and equipment are depreciated over the estimated useful lives of the assets using the straight-line method. Useful lives for premises and equipment are as follows: buildings and building improvements—40 years; furniture and equipment—5 to 10 years; and capitalized leases on premises and equipment—estimated useful life or remaining term of tenant lease, whichever is less.

Depreciation expense, which is included in occupancy and equipment expense, was $144.0 million, $122.2 million and $116.2 million in 2002, 2001 and 2000, respectively. BB&T has noncancelable leases covering certain premises and equipment. Total rent expense applicable to operating leases was $77.8 million, $68.0 million and $66.4 million for 2002, 2001 and 2000, respectively. Future minimum lease payments for operating and capitalized leases for years subsequent to 2002 are as follows:

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Leases
	Operating	Capitalized
	(Dollars in thousands)
Years ended December 31:
2003	$55,217	$372
2004	51,600	328
2005	46,102	270
2006	34,291	269
2007	27,122	245
2008 and later	150,253	1,792

Total minimum lease payments	$364,585	3,276

Less—amount representing interest		(1,472)

Present value of net minimum payments on capitalized leases (Note 10)		$1,804

NOTE 7.    Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill attributable to each of BB&T’s operating segments for the years ended December 31, 2002 and 2001 are as follows:

	Goodwill Activity by Operating Segment
	Banking Network	Mortgage Banking	Trust Services	Insurance Services	Investment Banking and Brokerage	Specialized Lending	Total
	(Dollars in thousands)
Balance, January 1, 2001	$537,312	$1,039	$8,691	$115,916	$70,974	$29,945	$763,877
Acquired goodwill	156,875	17	5,105	15,099	5,063	747	182,906
Amortization expense	(48,701)	(35)	(691)	(9,292)	(5,443)	(2,718)	(66,880)

Balance, December 31, 2001	645,486	1,021	13,105	121,723	70,594	27,974	879,903

Acquired goodwill	716,502	6,438	14,225	106,000	311	—	843,476

Balance, December 31, 2002	$1,361,988	$7,459	$27,330	$227,723	$70,905	$27,974	$1,723,379

The following table presents the gross carrying amounts and accumulated amortization for BB&T’s intangible assets subject to amortization at the dates presented:

	Acquired Intangible Assets
	As of December 31, 2002		As of December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Dollars in thousands)
Amortizing intangible assets
Core deposit intangibles	$99,893	$(41,601)	$69,574	$(31,021)
Other (1)	100,853	(10,321)	18,963	(3,060)

Totals	$200,746	$(51,922)	$88,537	$(34,081)

(1)	Other amortizing intangibles are primarily composed of customer relationship intangibles.

During the years ended December 31, 2002 and 2001, BB&T incurred $20.9 million and $72.7 million, respectively, in pretax amortization expenses associated with goodwill, core deposit intangibles and other intangible assets.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents estimated amortization expense for each of the next five years:

Estimated Amortization Expense
(Dollars in thousands)
For the Year Ended December 31:
2003	$25,898
2004	23,256
2005	21,158
2006	19,375
2007	15,675

The following tables present actual results for the year ended December 31, 2002 and adjusted net income and earnings per share for the years ended December 31, 2001 and 2000, respectively, assuming the nonamortization provisions of SFAS No. 142 were effective at the beginning of the periods presented:

	For the Year Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Reported net income	$1,303,009	$973,638	$698,488
Add back:
Goodwill amortization, net of tax	—	60,121	53,883
Cumulative effect of change in accounting principle	(9,780)	—	—

Adjusted net income	$1,293,229	$1,033,759	$752,371

Basic earnings per share:
Reported net income	$2.75	$2.15	$1.55
Goodwill amortization, net of tax	—	0.13	0.12
Cumulative effect of change in accounting principle	(.02)	—	—

Adjusted net income	$2.73	$2.28	$1.67

Diluted earnings per share:
Reported net income	$2.72	$2.12	$1.53
Goodwill amortization, net of tax	—	0.13	0.12
Cumulative effect of change in accounting principle	(.02)	—	—

Adjusted net income	$2.70	$2.25	$1.65

NOTE 8.    Loan Servicing

The following is an analysis of BB&T’s mortgage servicing rights included in other assets in the Consolidated Balance Sheets:

	Mortgage Servicing Rights For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Balance, January 1,	$359,037	$239,251	$189,809
Amount capitalized	203,376	228,753	57,251
Acquired in purchase transactions	9,270	—	12,153
Amortization expense	(100,080)	(46,032)	(18,767)
Change in valuation allowance	(152,764)	(62,935)	(1,195)

Balance, December 31,	$318,839	$359,037	$239,251

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table above includes mortgage servicing rights arising from BB&T’s residential mortgage operations and commercial mortgage banking activities. Following is an analysis of the aggregate changes in the valuation allowance for mortgage servicing rights in 2002, 2001 and 2000:

	Valuation Allowance for Mortgage Servicing Rights For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Balance, January 1,	$65,222	$2,287	$1,092
Additions	156,756	67,500	1,301
Reductions	(3,992)	(4,565)	(106)

Balance, December 31,	$217,986	$65,222	$2,287

The unpaid principal balances of BB&T’s total residential mortgage servicing portfolio were $34.8 billion, $29.0 billion and $23.6 billion at December 31, 2002, 2001 and 2000, respectively. The unpaid principal balances of mortgage loans serviced for others were $24.2 billion, $20.4 billion and $15.8 billion at December 31, 2002, 2001, and 2000, respectively. Mortgage loans serviced for others are not included in loans on the accompanying Consolidated Balance Sheets.

During 2002 and 2001, BB&T securitized and sold $10.8 billion and $8.7 billion, respectively of principally fixed rate residential mortgage loans and recognized pretax gains of $48.8 million and $5.2 million, respectively, which was recorded in noninterest income. BB&T retained the related mortgage servicing rights and receives annual servicing fees. At December 31, 2002 and 2001, the approximate weighted average servicing fee was .39% and .41%, respectively, of the outstanding balance of the residential mortgage loans.

At December 31, 2002, BB&T had $1.1 billion of mortgage loans sold with limited recourse liability. In the event of nonperformance by the borrower, BB&T has exposure of approximately $448.1 million on these mortgage loans.

BB&T also arranges and services commercial real estate mortgages through Laureate Capital, the commercial mortgage banking subsidiary of Branch Bank. During the years ended December 31, 2002 and 2001, Laureate Capital originated $1.4 billion and $1.1 billion, respectively, of commercial real estate mortgages, all of which are arranged for third party investors and serviced by Laureate Capital. Laureate Capital’s exposure to credit risk or interest rate risk as a result of these loans is minimal. As of December 31, 2002 and 2001, Laureate Capital’s portfolio of commercial real estate mortgages serviced for others totaled $6.4 billion and $5.5 billion, respectively. Commercial mortgage loans serviced for others are not included in loans on the accompanying Consolidated Balance Sheets.

BB&T uses assumptions and estimates in determining the fair value of capitalized mortgage servicing rights. These assumptions include prepayment speeds, net charge-off experience and discount rates commensurate with the risks involved.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2002, the sensitivity of the current fair value of the residential mortgage servicing rights to immediate 10% and 20% adverse changes in key economic assumptions are included in the accompanying table.

Key Assumptions in the Valuation of Residential Mortgage Servicing Rights December 31, 2002
(Dollars in thousands)
Fair Value of Residential Mortgage Servicing Rights	$305,849

Weighted Average Life	3.6 yrs

Prepayment Speed	26.8%
Effect on fair value of a 10% increase	$(19,514)
Effect on fair value of a 20% increase	(36,623)

Expected Credit Losses	0.4%
Effect on fair value of a 10% increase	$(324)
Effect on fair value of a 20% increase	(647)

Weighted Average Discount Rate	9.10%
Effect on fair value of a 10% increase	$(5,850)
Effect on fair value of a 20% increase	(11,488)

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of an adverse variation in a particular assumption on the fair value of the mortgage servicing rights is calculated without changing any other assumption; while in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the effect of the change.

In 2001 and prior, the Company also has securitized residential mortgage loans and retained the resulting securities in securities available for sale. As of December 31, 2002, the remaining unpaid principle balance of the underlying loans totalled $501.0 million. Based on the performance of the underlying loans and general liquidity of the securities, the Company’s recovery of the cost basis in the securities has not been significantly impacted by changes in interest rates, prepayment speeds or credit losses.

The following table includes a summary of mortgage loans managed or securitized and related delinquencies and net charge-offs.

	As of / For the Years Ended December 31,
	2002	2001
	(Dollars in thousands)
Mortgage Loans Managed or Securitized (1)	$12,157,868	$12,081,689

Less: Loans Securitized and Transferred to Securities Available for Sale	501,000	1,003,061
Less: Loans Held for Sale	2,377,707	1,907,416
Less: Mortgage Loans Sold with Recourse	1,054,945	1,760,109

Mortgage Loans Held for Investment	$8,224,216	$7,411,103

Mortgage Loans on Nonaccrual Status	$75,658	$72,587

Mortgage Loans Past Due 90 Days and Still Accruing	$38,386	$29,453

Mortgage Loan Net Charge-offs	$1,888	$5,761

(1)	Balances exclude loans serviced for others, with no other continuing involvement.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9.    Short-Term Borrowed Funds

Short-term borrowed funds are summarized as follows:

	December 31,
	2002	2001
	(Dollars in thousands)
Federal funds purchased	$1,595,640	$1,956,284
Securities sold under agreements to repurchase	2,511,530	2,175,510
Master notes	721,073	763,655
U.S. Treasury tax and loan deposit notes payable	213,341	1,091,018
Short-term Federal Home Loan Bank advances	—	17,699
Short-term bank notes	—	500,000
Other short-term borrowed funds	355,375	144,934

Total short-term borrowed funds	$5,396,959	$6,649,100

Federal funds purchased represent unsecured borrowings from other banks and generally mature daily. Securities sold under agreements to repurchase are borrowings collateralized by securities of the U.S. government or its agencies and have maturities ranging from one to ninety days. U.S. Treasury tax and loan deposit notes payable are payable upon demand to the U.S. Treasury. Master notes are unsecured, non-negotiable obligations of BB&T Corporation (variable rate commercial paper) that mature in less than one year. Short-term Federal Home Loan Bank advances generally mature daily. Short-term bank notes are unsecured borrowings issued by the Banking Subsidiaries that mature in less than one year.

A summary of selected data related to short-term borrowed funds follows:

	As of / For the Year Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Maximum outstanding at any month-end	$7,111,433	$7,399,378	$8,822,265
Balance outstanding at end of year	5,396,959	6,649,100	7,309,978
Average outstanding during the year	5,393,479	6,264,100	6,910,849
Average interest rate during the year	1.78%	3.80%	5.95%
Average interest rate at end of year	1.30	3.67	6.07

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 10.    Long-Term Debt

Long-term debt is summarized as follows:

	December 31,
	2002	2001
	(Dollars in thousands)
Advances from Federal Home Loan Bank to Subsidiary Banks, varying maturities to 2019 with rates from .99% to 8.50%, callable at various dates beginning in 2003 subject to a premium	$9,578,317	$9,292,986

Medium-term bank notes issued by Branch Bank, unsecured, matured in 2002 with variable rates from 1.85% to 2.111%	—	767,000

Subordinated Notes (2) issued by Branch Bank, unsecured, dated December 23, 2002, maturing January 15, 2013 with an interest rate of 4.875%	250,000	—

Borrowings by Branch Bank, secured primarily by automobile loans, maturing August 15, 2007 with interest at variable rates based on LIBOR	1,500,000	—

Subordinated Notes (2) issued by BB&T, unsecured, dated May 21, 1996, June 3, 1997, June 30,1998 (1), July 25, 2001 and September 24, 2002; maturing May 23, 2003, June 15, 2007, June 30, 2025, July 25, 2011 and October 1, 2012 with interest rates of 7.05%,7.25%, 6.375%, 6.50% and 4.75%, respectively	2,094,442	1,499,360

Corporation-obligated mandatorily redeemable capital securities (3), dated July 16, 1997, maturing June 15, 2027, with interest at 10.07%; November 19, 1997, maturing December 1, 2027, with interest at 8.90%; November 13, 1997, maturing December 31, 2027, with interest at 9.00%; April 22, 1998, maturing June 30, 2028, with interest at 8.40%; and July 13, 1998, maturing July 31, 2028, with interest at 8.25%	155,000	155,000

Capitalized leases, varying maturities to 2028 with fixed rates from 4.75% to 12.65%, represents the unamortized amounts due on leases of various facilities	1,804	2,000

Other mortgage indebtedness	8,278	4,730

Total long-term debt	$13,587,841	$11,721,076

(1)	The $350 million in subordinated debt, issued June 30, 1998, is mandatorily puttable to BB&T on June 30, 2005, and contains a remarketing option that allows the debt to be reissued by the holder of the option to the stated maturity of June 30, 2025.
(2)	Subordinated notes qualify under the risk-based capital guidelines as Tier 2 supplementary capital.
(3)	Securities qualify under the risk-based capital guidelines as Tier 1 capital, subject to certain limitations.

Excluding the capitalized leases set forth in Note 6; future debt maturities are $296.2 million, $72.9 million, $175.9 million, $123.4 million and $2.3 billion for the next five years. The maturities for 2008 and later years total $10.6 billion.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mandatorily Redeemable Capital Securities

In July, 1997, Mason-Dixon Capital Trust (“MDCT”) issued $20 million of 10.07% Preferred Securities. MDCT, a statutory business trust created under the laws of the State of Delaware, was formed by Mason-Dixon Bancshares, Inc., (“Mason-Dixon”) for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof in 10.07% Junior Subordinated Debentures issued by Mason-Dixon. Mason Dixon, which merged into BB&T on July 14, 1999, entered into agreements which, taken collectively, fully, irrevocably and unconditionally guarantee, on a subordinated basis, all of MDCT’s obligations under the Preferred Securities. MDCT’s sole asset is the Junior Subordinated Debentures issued by Mason-Dixon and assumed by BB&T, which mature June 15, 2027, but are subject to early mandatory redemption in whole under certain limited circumstances and are callable in whole or part anytime after June 15, 2007. The Preferred Securities of MDCT, are subject to mandatory redemption in whole on June 15, 2027, or such earlier date in the event the Junior Subordinated Debentures are redeemed by BB&T pursuant to one of the prescribed limited circumstances or pursuant to the call provisions.

In November, 1997, MainStreet Capital Trust I (“MSCT I”) issued $50 million of 8.90% Trust Securities. MSCT I, a statutory business trust created under the laws of the State of Delaware, was formed by MainStreet Financial Corporation, (“MainStreet”) for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in 8.90% Junior Subordinated Debentures issued by MainStreet. MainStreet, which merged into BB&T on March 5, 1999, entered into agreements which, taken collectively, fully, irrevocably and unconditionally guarantee, on a subordinated basis, all of MSCT I’s obligations under the Trust Securities. MSCT I’s sole asset is the Junior Subordinated Debentures issued by MainStreet and assumed by BB&T, which mature December 1, 2027, but are subject to early mandatory redemption in whole under certain limited circumstances and are callable in whole or part anytime after December 1, 2007. The Trust Securities of MSCT I, are subject to mandatory redemption in whole on December 1, 2027, or such earlier date in the event the Junior Subordinated Debentures are redeemed by BB&T pursuant to one of the prescribed limited circumstances or pursuant to the call provisions. One Valley Bancorp, Inc., which merged into BB&T Corporation on July 6, 2000 and a subsidiary of Mason-Dixon Bancshares, Inc, which merged into BB&T on July 14, 1999, each owned $2 million of the Trust Securities issued by MSCT I. As a result of these mergers, the outstanding balance of the MSCT I Trust Securities included in the consolidated balance sheets was $46 million.

In November, 1997, Premier Capital Trust I (“PCT I”) issued $28.75 million of 9.00% Preferred Securities. PCT I, a statutory business trust created under the laws of the State of Delaware, was formed by Premier Bancshares, Inc., (“Premier”) for the purpose of issuing the Preferred Securities and investing the proceeds thereof in 9.00% Junior Subordinated Debentures issued by Premier. Premier, which merged into BB&T on January 13, 2000, entered into agreements which, taken collectively, fully, irrevocably and unconditionally guarantee, on a subordinated basis, all of PCT I’s obligations under the Preferred Securities. PCT I’s sole asset is the Junior Subordinated Debentures issued by Premier and assumed by BB&T, which mature December 31, 2027, but are subject to early mandatory redemption in whole under certain limited circumstances and are callable in whole or part anytime after December 31, 2007. The Preferred Securities of PCT I, are subject to mandatory redemption in whole on December 31, 2027, or such earlier date in the event the Junior Subordinated Debentures are redeemed by BB&T pursuant to one of the prescribed limited circumstances or pursuant to the call provisions.

In April, 1998, Mason-Dixon Capital Trust II (“MDCT II”) issued $20 million of 8.40% Preferred Securities. MDCT II, a Delaware statutory business trust, was formed by Mason-Dixon Bancshares, Inc., (“Mason-Dixon”) for the sole purpose of issuing the Preferred Securities and investing the proceeds thereof in 8.40% Junior Subordinated Debentures issued by Mason-Dixon. Mason Dixon, which merged into BB&T on July 14, 1999, entered into agreements which, taken collectively, fully, irrevocably and unconditionally guarantee, on a subordinated basis, all of MDCT II’s obligations under the Preferred Securities. MDCT II’s sole asset is the Junior Subordinated Debentures issued by Mason-Dixon and assumed by BB&T, which mature June 30, 2028, but are subject to early mandatory redemption in whole under certain limited circumstances and are callable in whole

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

or part anytime after June 30, 2003. The Preferred Securities of MDCT II, are subject to mandatory redemption in whole on June 30, 2028, or such earlier date in the event the Junior Subordinated Debentures are redeemed by BB&T pursuant to one of the prescribed limited circumstances or pursuant to the call provisions.

In July, 1998, FCNB Capital Trust (“FCNBCT”) issued $40.25 million of 8.25% Trust Preferred Securities. FCNBCT, a statutory business trust created under the laws of the State of Delaware, was formed by FCNB Corp, (“FCNB”) for the purpose of issuing the Trust Preferred Securities and investing the proceeds thereof in 8.25% Subordinated Debentures issued by FCNB. FCNB, which merged into BB&T on January 7, 2001, entered into agreements which, taken collectively, fully, irrevocably and unconditionally guarantee, on a subordinated basis, all of FCNBCT’s obligations under the Trust Preferred Securities. FCNBCT’s sole asset is the Subordinated Debentures issued by FCNB and assumed by BB&T, which mature July 31, 2028, but are subject to early mandatory redemption in whole under certain limited circumstances and are callable in whole or part anytime after July 31, 2003. The Trust Preferred Securities of FCNBCT, are subject to mandatory redemption in whole on July 31, 2028, or such earlier date in the event the Subordinated Debentures are redeemed by BB&T pursuant to one of the prescribed limited circumstances or pursuant to the call provisions.

As a result of the mergers with MainStreet Financial Corporation, Mason-Dixon Bancshares, Inc., Premier Bancshares, Inc. and FCNB Corp, BB&T is the sole owner of the common stock of the above statutory Delaware business trusts and has assumed agreements which, taken collectively, fully, irrevocably and unconditionally guarantee, on a subordinated basis, all of the trusts’ obligations under the Trust and Preferred Securities. The proceeds from the issuance of these securities qualify as Tier I capital under the risk-based capital guidelines established by the Federal Reserve.

NOTE 11.    Shareholders’ Equity

The authorized capital stock of BB&T consists of 1,000,000,000 shares of common stock, $5 par value, and 5,000,000 shares of preferred stock, $5 par value. At December 31, 2002, 470,452,260 shares of common stock and no shares of preferred stock were issued and outstanding.

Stock Option Plans

At December 31, 2002, BB&T had the following stock-based compensation plans: the 1994 and 1995 Omnibus Stock Incentive Plans (“Omnibus Plans”), the Incentive Stock Option Plan (“ISOP”), the Non-Qualified Stock Option Plan (“NQSOP”) and the Non-Employee Directors’ Stock Option Plan (“Directors’ Plan”), which are described below.

BB&T issues options to purchase shares of its common stock in exchange for options outstanding at acquired entities at the time the merger is completed. To the extent vested, the options are considered to be part of the purchase price paid. There is no change in the aggregate intrinsic value of the options issued compared to the intrinsic value of the options held immediately before the exchange, nor does the ratio of the exercise price per option to the market value per share change.

The shareholders have previously approved the Omnibus Plans which cover the award of incentive stock options, non-qualified stock options, shares of restricted stock, performance shares and stock appreciation rights.

The provisions of the 1995 Omnibus Plan also provide for an automatic increase in the authorized number of shares issuable, equal to 3% of any increase in the Corporation’s outstanding common shares. Including options authorized under these provisions and various shareholder amendments to the plan, the maximum number of shares issuable under the 1995 Omnibus Plan was 37.6 million at December 31, 2002. The combined shares issuable under both Omnibus Plans is 45.6 million at December 31, 2002. The Omnibus Plans are intended to allow BB&T to recruit and retain employees with ability and initiative and to associate the employees’ interests with

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

those of BB&T and its shareholders. At December 31, 2002, 13.9 million qualified stock options at prices ranging from $6.86 to $51.41 and 7.7 million non-qualified stock options at prices ranging from no cost to $53.10 were outstanding. The stock options generally vest over 3 years and have a 10-year term.

The ISOP and the NQSOP were established to retain key officers and key management employees and to offer them the incentive to use their best efforts on behalf of BB&T. The plans further provided for up to 2.2 million shares of common stock to be reserved for the granting of options, which have a four year vesting schedule and must be exercised within ten years from the date granted. These plans expired on December 19, 2000; however, any options previously granted under the plans will be available to be exercised for ten years. No additional grants will be made pursuant to these plans. Incentive stock options granted had an exercise price equal to at least 100% of the fair market value of common stock on the date granted, and the non-qualified stock options were required to have an exercise price equal to at least 85% of the fair market value on the date granted. At December 31, 2002, options to purchase 28,554 shares of common stock at an exercise price of $9.1875 were outstanding pursuant to the NQSOP. At December 31, 2002, options to purchase 51,098 shares of common stock at an exercise price of $9.8885 were outstanding pursuant to the ISOP.

The Directors’ Stock Option Plan is intended to provide incentives to non-employee directors to remain on the Board of Directors and share in the profitability of BB&T. The plan creates a deferred compensation system for participating non-employee directors. Each non-employee director may elect to defer 0%, 50% or 100% of the annual retainer fee for each calendar year and apply that percentage toward the grant of options to purchase BB&T common stock. Such elections are required to be in writing and are irrevocable for each calendar year. The exercise price at which shares of BB&T common stock may be purchased shall be equal to 75% of the market value of the common stock as of the date of grant. Options are vested after six months and may be exercised anytime thereafter until the expiration date, which is ten years from the date of grant. The Directors’ Plan provides for the reservation of up to 1.8 million shares of BB&T common stock. At December 31, 2002, options to purchase 895,116 shares of common stock at prices ranging from $6.9156 to $28.8719 were outstanding pursuant to the Directors’ Plan.

BB&T also has options outstanding that were granted by certain acquired companies. These options, which have not been included in the plans described above, totaled 77,094 as of December 31, 2002, with option prices ranging from $8.083 to $10.53.

A summary of the status of the Company’s stock option plans at December 31, 2002, 2001 and 2000 and changes during the years then ended is presented below:

	2002		2001		2000
	Shares	Wtd. Avg. Exercise Price	Shares	Wtd. Avg. Exercise Price	Shares	Wtd. Avg. Exercise Price
Outstanding at beginning of year	20,679,803	$24.75	18,683,370	$20.80	16,505,624	$19.33
Issued in purchase transactions	1,103,089	24.55	1,374,493	24.75	645,342	13.95
Granted	4,732,504	36.71	4,196,006	36.10	4,753,707	23.79
Exercised	(3,408,760)	18.31	(3,160,288)	14.90	(2,689,869)	12.49
Forfeited or Expired	(428,258)	34.92	(413,778)	34.31	(531,434)	34.25

Outstanding at end of year	22,678,378	$28.00	20,679,803	$24.75	18,683,370	$20.80

Options exercisable at year-end	14,518,667	$24.24	15,005,927	$21.87	14,303,728	$18.92

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The weighted average fair value of options granted was $9.07, $10.00 and $7.78 per option for the years ended December 31, 2002, 2001 and 2000, respectively.

The following table summarizes information about the options outstanding at December 31, 2002:

			Options Outstanding				Options Exercisable
Range of Exercise Prices			Number Outstanding 12/31/02	Weighted-Average Remaining Contractual Life		Weighted-Average Exercise Price	Number Exercisable 12/31/02	Weighted-Average Exercise Price
$ —	to	$ 4.75	7,872	3.9	yrs	$0.81	7,872	$0.81
4.76	to	7.25	117,995	1.6		6.33	117,995	6.33
7.26	to	10.75	1,377,343	1.7		9.34	1,377,343	9.34
10.76	to	16.00	2,468,728	3.0		12.97	2,468,728	12.97
16.01	to	24.00	5,385,337	5.9		22.51	4,148,144	22.08
24.01	to	36.00	3,240,460	6.0		30.02	3,138,132	30.10
36.01	to	56.98	10,080,643	8.2		36.78	3,260,453	36.85

			22,678,378	6.4	yrs	$28.00	14,518,667	$24.24

Share Repurchase Activity

BB&T has periodically repurchased shares of its own common stock. Prior to the adoption of SFAS No. 141, principally all repurchased shares were reissued in business combinations accounted for as purchases. During the years ended December 31, 2002, 2001 and 2000, BB&T repurchased 21.8 million shares, 14.0 million shares and 7.1 million shares of common stock, respectively. In accordance with North Carolina law, repurchased shares cannot be held as treasury stock, but revert to the status of authorized and unissued shares upon repurchase.

Shareholder Rights Plan

On January 17, 1997, pursuant to the Rights Agreement approved by the Board of Directors, BB&T distributed to shareholders one preferred stock purchase right for each share of BB&T’s common stock then outstanding. Subsequent to this date, all shares issued are accompanied by a stock purchase right. Initially, the rights, which expire in 10 years, are not exercisable and are not transferable apart from the common stock. The rights will become exercisable only if a person or group acquires 20% or more of BB&T’s common stock, or BB&T’s Board of Directors determines, pursuant to the terms of the Rights Agreement, that any person or group that has acquired 10% or more of BB&T’s common stock is an “Adverse Person.” Each right would then enable the holder to purchase 1/100th of a share of a new series of BB&T preferred stock at an initial exercise price of $145.00. The Board of Directors will be entitled to redeem the rights at $.01 per right under certain circumstances specified in the Rights Agreement.

Under the terms of the Rights Agreement, if any person or group becomes the beneficial owner of 25% or more of BB&T’s common stock, with certain exceptions, or if the Board of Directors determines that any 10% or more stockholder is an “Adverse Person,” each right will entitle its holder (other than the person triggering exercisability of the rights) to purchase, at the right’s then-current exercise price, shares of BB&T’s common stock having a value of twice the right’s exercise price. In addition, if after any person or group has become a 20% or more stockholder, BB&T is involved in a merger or other business combination transaction with another person in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each right will entitle its holder to purchase, at the right’s then-current exercise price, shares of common stock of such other person having a value of twice the right’s exercise price.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 12.    Income Taxes

The provision for income taxes was composed of the following:

	Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Current expense:
Federal	$192,843	$185,455	$124,378
State	13,814	11,805	12,635
Foreign	38,699	—	—

Total current income tax expense	245,356	197,260	137,013
Deferred income tax expense	252,112	189,530	177,505

Provision for income taxes	$497,468	$386,790	$314,518

The income tax provisions in the above table do not include the effects of income tax deductions resulting from exercises of stock options, which amounted to $16.4 million, $19.6 million and $6.2 million in 2002, 2001 and 2000, respectively and were recorded as increases in shareholders' equity. The foreign income tax expense included in the 2002 provision for income taxes is related to income generated on assets controlled by a foreign subsidiary of Branch Bank.

The reasons for the difference between the provision for income taxes and the amount computed by applying the statutory Federal income tax rate to income before income taxes were as follows:

	Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Federal income taxes at statutory rate of 35%	$626,744	$476,150	$354,204
Increase (decrease) in provision for income taxes as a result of:
Tax-exempt income from securities, loans and leases, net of related non-deductible interest expense	(53,585)	(82,696)	(56,724)
Tax-exempt life insurance income	(31,696)	(22,736)	(14,404)
Basis difference in subsidiary stock	(34,751)	—	—
Amortization of goodwill	—	19,672	16,642
State income taxes, net of Federal tax benefit	13,859	12,416	9,482
Other, net	(23,103)	(16,016)	5,318

Provision for income taxes	$497,468	$386,790	$314,518

Effective income tax rate	27.8%	28.4%	31.0%

During the last three years, BB&T entered into option contracts which legally transferred responsibility for the management of future residuals of certain leveraged lease investments including the future remarketing or re-leasing of these assets to a wholly-owned subsidiary in a foreign jurisdiction having a lower income tax rate, thereby lowering the effective income tax rate applicable to these lease investments. These option contracts provide that the foreign subsidiary may purchase the lease investments at expiration of the existing leveraged leases for a fixed price. As a result, a portion of the residual value included in the consolidated leverage lease analysis should be taxed at a lower tax rate than originally anticipated, resulting in a change in the total net income from the lease. The net income from the affected leases was recalculated from inception based on the new

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

effective income tax rate. The recalculation had the effect of reducing net interest income for the years ended December 31, 2002, 2001 and 2000, by $9.7 million, $40.6 million and $14.3 million, respectively, and reducing the income tax provisions for the last three years by $20.2 million, $56.6 million and $19.8 million, respectively. BB&T intends to permanently reinvest the earnings of this subsidiary and, therefore, deferred income taxes associated with the foreign subsidiary arising from these transactions have not been provided.

During 2001, Branch Bank transferred certain securities and real estate secured loans to a subsidiary in exchange for additional common equity in the subsidiary. The transaction resulted in a difference between Branch Bank’s tax basis in the equity investment in the subsidiary and the assets transferred to the subsidiary. This difference in basis resulted in a net reduction in the provision for income taxes of $34.8 million for the year ended December 31, 2002.

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax assets (liabilities) included in other liabilities in the "Consolidated Balance Sheets" were:

	December 31,
	2002	2001
	(Dollars in thousands)
Deferred tax assets:
Allowance for loan and lease losses	$269,762	$242,126
Deferred compensation	71,149	51,754
Other	117,945	87,835

Total tax deferred assets	458,856	381,715

Deferred tax liabilities:
Net unrealized appreciation on securities available for sale	(207,046)	(188,622)
Lease financing	(788,220)	(615,218)
Mortgage servicing rights	(35,195)	(64,649)
Other	(178,428)	(86,292)

Total tax deferred liabilities	(1,208,889)	(954,781)

Net deferred tax asset (liability)	$(750,033)	$(573,066)

Securities transactions resulted in income tax expense (benefits) of $65.3 million, $46.5 million and ($76.8 million) related to securities gains (losses) for the years ended December 31, 2002, 2001 and 2000, respectively.

The Internal Revenue Service (“IRS”) is conducting an examination of BB&T’s Federal income tax returns for the years ended December 31, 1996, 1997 and 1998. In connection with this examination the IRS has issued Notices of Proposed Adjustment with respect to BB&T’s income tax treatment of certain leveraged lease investments that were entered into during the years under examination. Management believes that BB&T’s treatment of these leveraged leases was appropriate and in compliance with existing tax laws and regulations, and intends to vigorously defend this position. In addition, inasmuch as the proposed adjustments relate primarily to the timing of taxable revenue recognition and amortization expense, deferred taxes have been provided. Management does not expect that BB&T’s consolidated financial position or consolidated results of operations will be materially adversely affected as a result of the IRS examination.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13.    Benefit Plans

BB&T provides various benefit plans to all employees, including employees of acquired entities. Employees of acquired entities generally participate in existing BB&T plans upon consummation of the business combinations. The plans of acquired institutions are typically merged into the BB&T plans upon consummation of the mergers, and, under these circumstances, credit is usually given to these employees for years of service at the acquired institution for vesting and eligibility purposes.

The following table summarizes expenses relating to employee retirement plans.

	For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Defined benefit plans	$36,486	$19,847	$13,176
Defined contribution and ESOP plans	37,743	31,508	23,824
Postretirement benefit plans	7,463	8,635	7,200
Other	4,168	(280)	1,938

Total expense related to benefit plans	$85,860	$59,710	$46,138

Defined Benefit Retirement Plans

BB&T provides a defined benefit retirement plan qualified under the Internal Revenue Code that covers substantially all employees. Benefits are based on years of service, age at retirement and the employee’s compensation during the five highest consecutive years of earnings within the last ten years of employment. BB&T’s contributions to the plan are in amounts between the minimum required for funding standard accounts and the maximum deductible for federal income tax purposes.

In addition, supplemental retirement benefits are provided to certain key officers under supplemental defined benefit executive retirement plans, which are not qualified under the Internal Revenue Code. Although technically unfunded plans, insurance policies on the lives of the covered employees partially fund future benefits.

Financial data relative to the defined benefit pension plans is summarized in the following tables for the years indicated:

	For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Net Periodic Pension Cost
Service cost	$34,509	$24,619	$19,391
Interest cost	36,567	30,713	28,176
Estimated return on plan assets	(35,416)	(31,612)	(31,728)
Net amortization and other	826	(3,873)	(2,663)

Net periodic pension cost	$36,486	$19,847	$13,176

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Qualified Pension Plans		Nonqualified Pension Plans
	Years Ended December 31,		Years Ended December 31,
	2002	2001	2002	2001
	(Dollars in thousands)
Change in Projected Benefit Obligation
Projected benefit obligation, January 1,	$425,601	$362,888	$49,511	$40,395
Service cost	32,391	22,790	2,117	1,829
Interest cost	32,778	27,310	3,789	3,403
Actuarial (gain) loss	16,359	26,343	1,051	6,056
Benefits paid	(23,962)	(15,881)	(1,027)	(802)
Change in plan provisions	(7,909)	2,151	(1,602)	(1,370)
Plans of acquired entities	33,722	—	2,651	—

Projected benefit obligation, December 31,	$508,980	$425,601	$56,490	$49,511

	Years Ended December 31,		Years Ended December 31,
	2002	2001	2002	2001
	(Dollars in thousands)
Change in Plan Assets
Fair value of plan assets, January 1,	$379,881	$403,211	$—	$—
Actual return on plan assets	(44,776)	(19,790)	—	—
Employer contributions	132,661	12,341	1,027	802
Benefits paid	(23,962)	(15,881)	(1,027)	(802)
Plans of acquired entities	27,459	—	—	—

Fair value of plan assets, December 31,	$471,263	$379,881	$—	$—

	Years Ended December 31,		Years Ended December 31,
	2002	2001	2002	2001
	(Dollars in thousands)
Net Amount Recognized
Funded status	$(37,717)	$(45,720)	$(56,490)	$(49,511)
Unrecognized transition (asset) obligation	(1,445)	(2,891)	152	245
Unrecognized prior service cost	(31,526)	(27,809)	(1,216)	394
Unrecognized net loss (gain)	179,533	87,994	11,893	12,195

Net amount recognized	$108,845	$11,574	$(45,661)	$(36,677)

	Years Ended December 31,		Years Ended December 31,
	2002	2001	2002	2001
	(Dollars in thousands)
Reconciliation of Net Pension Asset (Liability)
Prepaid pension cost, January 1,	$11,574	$11,968	$(36,677)	$(30,368)
Contributions	132,661	12,341	1,027	802
Net periodic pension cost	(29,126)	(12,735)	(7,360)	(7,111)
Purchase accounting recognition	(6,264)	—	(2,651)	—

Prepaid (accrued) pension cost, December 31,	$108,845	$11,574	$(45,661)	$(36,677)

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31,
Weighted Average Assumptions	2002	2001
Weighted average assumed discount rate	6.75%	7.25%
Weighted average expected long-term rate of return on plan assets	8.00	8.00
Assumed rate of annual compensation increases	4.00	5.50

Pension plan assets consist primarily of investments in mutual funds consisting of equity investments, corporate bonds, obligations of the U.S. Treasury and U.S. government agencies. Plan assets included $31.8 million and $28.3 million of BB&T common stock at December 31, 2002 and 2001, respectively.

Postretirement Benefits Other than Pension

BB&T provides certain postretirement benefits that cover employees retiring after December 31, 1995, who are eligible for participation in the BB&T pension plan and have at least ten years of service. The plan requires retiree contributions, with a subsidy by BB&T based upon years of service of the employee at the time of retirement. The subsidy may be reviewed for adjustment. The plan provides health care and life insurance benefits to retirees or their dependents.

The following tables set forth the components of the retiree benefit plan and the amounts recognized in the consolidated financial statements at December 31, 2002, 2001 and 2000.

	For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Net Periodic Postretirement Benefit Cost:
Service cost	$2,482	$2,885	$2,141
Interest cost	4,530	5,001	4,426
Amortization and other	451	749	633

Total expense	$7,463	$8,635	$7,200

	Years Ended December 31,
	2002	2001
	(Dollars in thousands)
Change in Projected Benefit Obligation
Projected benefit obligation, January 1,	$73,239	$65,492
Service cost	2,482	2,885
Interest cost	4,530	5,001
Plan participants’ contributions	1,787	1,033
Actuarial loss (gain)	(4,424)	3,015
Benefits paid	(3,700)	(4,187)

Projected benefit obligation, December 31,	$73,914	$73,239

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Years Ended December 31,
	2002	2001
	(Dollars in thousands)
Change in Plan Assets
Fair value of plan assets, January 1,	$—	$—
Actual return on plan assets	—	—
Employer contributions	1,913	3,154
Plan participants’ contributions	1,787	1,033
Benefits paid	(3,700)	(4,187)

Fair value of plan assets, December 31,	$—	$—

	Years Ended December 31,
	2002	2001
	(Dollars in thousands)
Net Amount Recognized
Funded status	$(73,914)	$(73,239)
Unrecognized prior service cost	4,285	4,816
Unrecognized net actuarial (gain) loss	(5,455)	(1,330)
Unrecognized transition obligation	2,185	2,404

Net amount recognized	$(72,899)	$(67,349)

	Years Ended December 31,
	2002	2001
	(Dollars in thousands)
Reconciliation of Postretirement Benefit
Prepaid (accrued) postretirement benefit, January 1,	$(67,349)	$(61,868)
Contributions	1,913	3,154
Net periodic postretirement benefit cost	(7,463)	(8,635)

Prepaid (accrued) postretirement benefit cost, December 31,	$(72,899)	$(67,349)

	December 31,
	2002	2001
Weighted Average Assumptions
Weighted average assumed discount rate	6.75%	7.25%
Medical trend rate—initial year	5.00	6.00
Medical trend rate—ultimate	5.00	5.00
Select period	N/A	1yr

	December 31, 2002
	1% Increase	1% Decrease
Impact of a 1% change in assumed health care cost on:
Service and interest costs	1.9%	(1.8)%
Accumulated postretirement benefit obligation	1.8	(1.6)

N/A—not applicable

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

401(k) Savings Plan

BB&T offers a 401(k) Savings Plan that permits employees with more than 90 days service to contribute from 1% to 25% of their compensation. For full-time employees who are 21 years of age or older with one year or more of service, BB&T makes matching contributions of up to 6% of the employee’s compensation. BB&T’s contribution to the 401(k) Savings Plan totaled $37.0 million, $31.2 million and $20.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Other

There are various other employment contracts, deferred compensation arrangements and covenants not to compete with selected members of management and certain retirees.

NOTE 14.    Commitments and Contingencies

BB&T utilizes a variety of financial instruments to meet the financing needs of clients and to reduce exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written, standby letters of credit and financial guarantees, interest rate caps and floors written, interest rate swaps and forward and futures contracts. The following table presents the contractual or notional amount of these instruments:

	Contract or Notional Amount at December 31,
	2002	2001
	(Dollars in thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend, originate or purchase credit	$16,818,698	$18,533,864
Standby letters of credit and financial guarantees written	1,156,516	874,829
Commercial letters of credit	36,742	37,091
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
Derivative financial instruments	11,697,739	5,654,502
Commitments to fund low income housing investments	168,879	169,249
Mortgage loans sold with recourse	1,054,945	1,760,109

Standby letters of credit and financial guarantees written are unconditional commitments issued by BB&T to guarantee the performance of a customer to a third party. As of December 31, 2002, BB&T had issued $1.2 billion in such guarantees predominantly for terms of one year or less. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper issuance, bond financing and similar transactions. The credit risk involved in issuance of these guarantees is essentially the same as that involved in extending loan facilities to customers and as such, are collateralized when necessary.

In the ordinary course of business, BB&T enters into indemnification agreements for legal proceedings against its directors and officers and those of acquired entities. BB&T also issues standard representation warranties in underwriting agreements, merger and acquisition agreements, loan sales (See Note 8), brokerage activities and other similar arrangements. Counterparties in many of these indemnifications provide similar indemnifications to BB&T. Although these agreements often do not specify limitations, BB&T has not been required to act on the guarantees and does not believe that any payments pursuant to them would materially change the financial condition or results of operations as presented herein.

Merger and acquisition agreements of businesses other than financial institutions occasionally include additional incentives to the acquired entities to offset the loss of future cash flows previously received through

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ownership positions. Typically, these incentives are based on the acquired entity’s contribution to BB&T’s earnings compared to agreed-upon amounts. When offered, these incentives are issued for terms of three to eight years. In the aggregate, the maximum potential contingent consideration included in these agreements is $14.2 million over the next five years.

Forward commitments to sell mortgage loans and mortgage-backed securities are contracts for delayed delivery of securities in which BB&T agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities’ values and interest rates.

BB&T invests in certain low income housing and historic building rehabilitation projects throughout its market area as a means of supporting local communities, and receives tax credits related to these investments. BB&T typically acts as a limited partner in these investments and does not exert control over the operating or financial policies of the partnerships. BB&T’s subsidiary banks typically provide financing during the construction and development of the properties; however, permanent financing is generally obtained from independent third parties upon completion of a project. BB&T’s outstanding commitments to fund low income housing investments totaled $168.9 million and $169.2 million at December 31, 2002 and 2001, respectively.

Legal Proceedings

The nature of the business of BB&T’s banking and other subsidiaries ordinarily results in a certain amount of litigation. The subsidiaries of BB&T are involved in various legal proceedings, all of which are considered incidental to the normal conduct of business. Management believes that the liabilities, if any, arising from these proceedings will not have a materially adverse effect on the consolidated financial position or consolidated results of operations of BB&T.

NOTE 15.    Regulatory Requirements and Other Restrictions

BB&T’s subsidiary banks are required by the Board of Governors of the Federal Reserve System to maintain reserve balances in the form of vault cash or deposits with the Federal Reserve Bank based on specified percentages of certain deposit types, subject to various adjustments. At December 31, 2002, the net reserve requirement amounted to $508.2 million.

BB&T’s subsidiary banks are prohibited from paying dividends from their capital stock and additional paid-in capital accounts and are required by regulatory authorities to maintain minimum capital levels. Subject to restrictions imposed by state laws and federal regulations, the Boards of Directors of the subsidiary banks could have declared dividends to the parent company from their retained earnings up to $2.8 billion at December 31, 2002.

BB&T is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on BB&T’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of BB&T’s assets, liabilities and certain off-balance-sheet items calculated pursuant to regulatory directives. BB&T’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. BB&T is in full compliance with these requirements. Banking regulations also identify five capital categories for insured depository institutions: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. BB&T and each of the Subsidiary Banks are classified as “well-capitalized”.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Quantitative measures established by regulation to ensure capital adequacy require BB&T to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average tangible assets.

The following table provides summary information regarding regulatory capital for BB&T and its significant banking subsidiaries as of December 31, 2002 and 2001:

	December 31, 2002			December 31, 2001
	Actual Capital		Minimum Capital Requirement	Actual Capital		Minimum Capital Requirement
	Ratio	Amount		Ratio	Amount
	(Dollars in thousands)
Tier 1 Capital
BB&T	9.2%	$5,290,310	$2,308,052	9.8%	$5,002,896	$2,038,663
Branch Bank	10.2	4,605,285	1,812,952	10.2	4,000,251	1,565,735
BB&T—SC	10.3	488,599	188,914	9.7	447,956	185,279
BB&T—VA	10.8	781,546	288,180	11.5	799,513	277,730
Total Capital
BB&T	13.4	7,741,048	4,616,105	13.3	6,796,958	4,077,325
Branch Bank	11.9	5,385,759	3,625,904	11.3	4,438,611	3,131,470
BB&T—SC	11.6	547,882	377,827	10.9	505,988	370,559
BB&T—VA	12.1	871,821	576,360	12.7	882,483	555,460
Leverage Capital
BB&T	6.9	5,290,310	2,286,287	7.2	5,002,896	2,077,887
Branch Bank	7.4	4,605,285	1,863,808	7.3	4,000,251	1,637,063
BB&T—SC	7.8	488,599	188,000	7.3	447,956	184,333
BB&T—VA	7.0	781,546	335,829	7.8	799,513	307,601

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 16.    Parent Company Financial Statements

Parent Company

Condensed Balance Sheets

December 31, 2002 and 2001

	2002	2001
	(Dollars in thousands)
Assets
Cash and due from banks	$12,104	$23,380
Interest-bearing bank balances	721,202	651,054
Securities available for sale at fair value	13,706	3,825

Investment in banking subsidiaries	8,041,583	6,466,134
Investment in other subsidiaries	1,166,072	932,882

Total investments in subsidiaries	9,207,655	7,399,016

Advances to banking subsidiaries	100,500	—
Advances to other subsidiaries	356,000	336,250
Premises and equipment	4,707	4,871
Other assets	159,755	329,804

Total assets	$10,575,629	$8,748,200

Liabilities and Shareholders’ Equity
Short-term borrowed funds	$786,273	$763,655
Dividends payable	136,473	119,119
Accounts payable and accrued liabilities	12,869	50,377
Long-term debt	2,252,100	1,664,840

Total liabilities	3,187,715	2,597,991

Total shareholders’ equity	7,387,914	6,150,209

Total liabilities and shareholders' equity	$10,575,629	$8,748,200

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Parent Company

Condensed Income Statements

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
	(Dollars in thousands)
Income
Dividends from subsidiaries	$1,162,709	$701,762	$632,628
Interest and other income from subsidiaries	66,179	118,373	110,045
Other income	1,094	5,484	20,094

Total income	1,229,982	825,619	762,767

Expenses
Interest expense	98,019	103,562	105,120
Other expenses	20,391	43,503	62,780

Total expenses	118,410	147,065	167,900

Income before income taxes and equity in undistributed earnings of subsidiaries	1,111,572	678,554	594,867
Income tax benefit	16,906	6,435	9,373

Income before equity in undistributed earnings of subsidiaries	1,128,478	684,989	604,240
Equity in undistributed earnings of subsidiaries	174,531	288,649	94,248

Net income	$1,303,009	$973,638	$698,488

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Parent Company

Condensed Statements of Cash Flows

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net income	$1,303,009	$973,638	$698,488
Adjustments to reconcile net income to net cash provided by operating activities:
Net income of subsidiaries less than (in excess of) dividends from subsidiaries	(174,531)	(288,649)	(94,248)
Depreciation of premises and equipment	164	417	1,195
Amortization of unearned compensation	2,052	4,402	4,605
Discount accretion and premium amortization	(707)	(845)	—
Loss (gain) on sales of securities	(74)	(2,944)	872
Decrease (increase) in other assets	217,997	(21,734)	52,105
Increase (decrease) in accounts payable and accrued liabilities	(35,142)	(7,483)	(13,845)
Other, net	2,395	—	—

Net cash provided by operating activities	1,315,163	656,802	649,172

Cash Flows From Investing Activities:
Proceeds from sales of securities available for sale	582	37,583	40,168
Proceeds from maturities, calls and paydowns of securities available for sale	—	—	12,619
Purchases of securities available for sale	(37)	(185)	(33,325)
Investment in subsidiaries	(231,600)	(503,216)	(153,359)
Advances to subsidiaries	(1,372,630)	(1,703,339)	(393,061)
Proceeds from repayment of advances to subsidiaries	1,257,895	1,696,839	465,311
Net cash (paid) received in purchase accounting transactions	(101,151)	42,123	(6,950)
Other, net	2,189	—	2,169

Net cash used in investing activities	(444,752)	(430,195)	(66,428)

Cash Flows From Financing Activities:
Net increase (decrease) in long-term debt	493,510	644,298	(342)
Net increase (decrease) in short-term borrowed funds	(42,582)	29,724	4,645
Net proceeds from common stock issued	60,078	61,359	44,821
Redemption of common stock	(800,667)	(510,305)	(217,542)
Cash dividends paid on common stock	(521,878)	(433,570)	(374,596)
Other, net	—	—	3,228

Net cash (used in) provided by financing activities	(811,539)	(208,494)	(539,786)

Net Increase (Decrease) in Cash and Cash Equivalents	58,872	18,113	42,958
Cash and Cash Equivalents at Beginning of Year	674,434	656,321	613,363

Cash and Cash Equivalents at End of Year	$733,306	$674,434	$656,321

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17.    Disclosures about Fair Value of Financial Instruments

A financial instrument is defined by SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms.

Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. SFAS No. 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. No readily available market exists for a significant portion of BB&T’s financial instruments. Fair value estimates for these instruments are based on judgments regarding current economic conditions, currency and interest rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates in many instances cannot be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used by BB&T in estimating the fair value of its financial instruments:

Cash and cash equivalents: For these short-term instruments, the carrying amounts are a reasonable estimate of fair values.

Securities: Fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices for similar securities.

Loans receivable: The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality. The carrying amounts of accrued interest approximate fair values. The fair values of loans held for sale approximate their carrying values.

Deposit liabilities: The fair values for demand deposits, interest-checking accounts, savings accounts and certain money market accounts are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit and other time deposits are estimated using a discounted cash flow calculation that applies current interest rates to aggregate expected maturities.

Short-term borrowed funds: The carrying amounts of Federal funds purchased, borrowings under repurchase agreements, master notes and other short-term borrowed funds approximate their fair values.

Long-term debt: The fair values of long-term debt are estimated based on quoted market prices for the instrument if available, or for similar instruments if not available, or by using discounted cash flow analyses, based on BB&T’s current incremental borrowing rates for similar types of instruments.

Derivative financial instruments: The fair values of derivative financial instruments are determined based on dealer quotes.

Commitments to extend credit, standby letters of credit and financial guarantees written: The fair values of commitments are estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair values also consider the difference between current levels of interest rates and the committed rates. The fair values of guarantees and letters of credit are estimated based on fees currently charged for similar agreements.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the carrying amounts and fair values of BB&T’s financial assets and liabilities:

	December 31,
	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$2,372,220	$2,372,220	$2,232,226	$2,232,226
Trading securities	148,488	148,488	97,675	97,675
Securities available for sale	17,599,477	17,599,477	16,621,684	16,621,684
Securities held to maturity	55,523	55,512	40,496	40,488
Derivative assets	216,221	216,221	47,502	47,502
Loans and leases, net of unearned income:
Loans	50,990,840	51,453,640	45,124,112	44,760,100
Leases	2,527,173	N/A	2,319,061	N/A
Allowance for losses	(723,685)	N/A	(644,418)	N/A

Net loans and leases	$52,794,328		$46,798,755

Financial liabilities:
Deposits	$51,280,016	51,642,234	$44,733,275	45,069,012
Short-term borrowed funds	5,396,959	5,396,959	6,649,100	6,649,100
Derivative liabilities	66,723	66,723	3,529	3,529
Long-term debt	13,586,037	15,033,010	11,719,076	11,202,549
Capitalized leases	1,804	N/A	2,000	N/A

N/A—not available.

The following is a summary of the notional or contractual amounts and fair values of BB&T’s off-balance sheet financial instruments:

	December 31,
	2002		2001
	Notional/ Contract Amount	Fair Value	Notional/ Contract Amount	Fair Value
	(Dollars in thousands)
Off-balance sheet contractual commitments
Commitments to extend, originate or purchase credit	$16,818,698	$(21,274)	$18,533,864	$(38,650)
Standby and commercial letters of credit and financial guarantees written	1,193,258	(2,983)	911,920	(13,679)

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 18.    Derivative Financial Instruments

The following table sets forth certain information concerning BB&T’s derivative financial instruments at December 31, 2002:

Derivative Financial Instruments

December 31, 2002

(Dollars in thousands)

Type	Notional Amount	Average Receive Rate	Average Pay Rate	Estimated Fair Value
Receive fixed swaps	$4,878,146	4.45%	2.10%	$187,309
Pay fixed swaps	351,413	1.55	4.48	(14,946)
Caps, floors & collars	1,364,550	—	—	8,395
Foreign exchange contracts	118,852	—	—	49
Futures contracts	10,024	—	—	229
Interest rate lock commitments	747,054	—	—	14,458
Forward mortgage loan contracts	3,777,700	—	—	(43,248)
Options on contracts purchased	450,000	—	—	(2,748)

Total	$11,697,739			$149,498

The following table discloses data with respect to BB&T’s derivative financial instruments:

Derivative Classifications and Hedging Relationships

December 31, 2002

(Dollars in thousands)

	Notional Amount	Fair Value
		Gain	Loss
Derivatives Designated as Cash Flow Hedges:
Hedging Business Loans	$3,150,000	$71,098	$—
Hedging Short-term Borrowed Funds	1,250,000	8,395	—
Hedging Forecasted Sales of Mortgage Loans	4,227,700	—	45,996

Derivatives Designated as Fair Value Hedges:
Hedging Business Loans	23,266		924
Hedging Long-term Debt	1,400,000	102,189	—

Derivatives Not Designated as Hedges	1,646,773	34,539	19,803

Total	$11,697,739	$216,221	$66,723

At December 31, 2002, BB&T had designated $1.4 billion in notional value of derivatives as fair value hedges. These instruments had a net unrealized gain of approximately $101.3 million at December 31, 2002. Derivatives in a gain position with a fair value of $102.2 million are recorded in other assets and derivatives in a loss position with a fair value of $0.9 million are recorded in other liabilities. There was no impact on earnings during the period resulting from fair value hedge ineffectiveness since all BB&T’s fair value hedges qualify for the “short cut method” assumption of no ineffectiveness under the provisions of SFAS No. 133.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BB&T had also designated $8.6 billion in notional value of derivatives as cash flow hedges at December 31, 2002. These instruments had a net estimated fair value of $33.5 million at the end of the year. The effect on earnings resulting from the ineffectiveness of cash flow hedges was not material.

Accumulated other comprehensive income includes $1.6 million of net after-tax unrecognized gains attributable to cash flow hedges. A total of $7.3 million of unrecognized losses is expected to be reclassified into earnings within the next 12 months. Unrecognized losses on mandatory forward commitments and long put options hedging the cash flows of forecasted sales of mortgage loans totaled $27.8 million after-tax. BB&T typically sells fixed-rate mortgage loans shortly after origination. BB&T is exposed to variability in cash flows from the forecasted sale due to interest rate risk. The risk management objective is to hedge the price at which the loans will ultimately be sold. This objective is met by entering into mandatory forward commitments and long put options that establish the proceeds from the sale of mortgage loans at inception. The ultimate sale of the related loans will result in reclassification of these amounts into earnings. If the cash flow hedge is discontinued because the forecasted sales of mortgage loans will not occur, this amount would be immediately reclassified into earnings.

Accumulated other comprehensive income included $43.0 million in after-tax unrecognized gains on interest rate swaps hedging variable interest payments on business loans and $13.6 million in unrecognized losses on interest rate caps hedging variable interest payments on overnight borrowings. BB&T has substantial business loans and overnight borrowings that expose it to variability in cash flows for interest payments. The risk management objective is to hedge the variability in these interest payments. This objective is met by entering into interest swaps that fix the interest payments and interest rate caps that fix the interest payments when interest rates on the hedged item exceed the predetermined rate. These gains or losses will be reclassified from accumulated other comprehensive income to earnings as the interest payments on the hedged item affect earnings. Immediate reclassification would only be required if it becomes probable the hedged transactions will not occur.

BB&T also held $1.6 billion in notional value of derivatives not designated as hedges at December 31, 2002. These instruments were in a net gain position with a net estimated fair value of $14.7 million. In connection with the adoption of DIG Issue C-13, income from interest rate lock commitments for residential mortgage loans to be sold accounted for $14.5 million of this gain. Changes in the fair value of these derivatives are reflected in current period earnings. Substantially all derivatives not designated as a hedge have been entered into to facilitate transactions on behalf of BB&T’s clients. Excluding the interest rate lock commitments, BB&T typically also simultaneously enters into a derivative financial instrument with substantially similar offsetting terms with an unrelated third party. Therefore, these other derivatives have minimal impact on earnings.

The maximum length of time over which BB&T is hedging its exposure to the variability in future cash flows for forecasted transactions, excluding those forecasted transactions related to the payment of variable interest on existing financial instruments, is less than one year and is 4.9 years including those forecasted transactions related to the payment of variable interest on existing financial instruments.

Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable. Because the notional amount of the instruments only serves as a basis for calculating amounts receivable or payable, the risk of loss with any counterparty is limited to a small fraction of the notional amount. BB&T deals only with national market makers with strong credit ratings in its derivatives activities. BB&T further controls the risk of loss by subjecting counterparties to credit reviews and approvals similar to those used in making loans and other extensions of credit. All of the derivative contracts to which BB&T is a party settle monthly, quarterly or semiannually. Further, BB&T has netting agreements with the dealers with which it does business. Because of these factors, BB&T’s credit risk exposure related to derivatives contracts at December 31, 2002, was not material.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 19.    Computation of Earnings Per Share

The basic and diluted earnings per share calculations are presented in the following table:

	Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands, except per share data)
Basic Earnings Per Share:
Income before cumulative effect of change in accounting principle	$1,293,229	$973,638	$698,488
Cumulative effect of change in accounting principle	9,780	—	—

Net income	$1,303,009	$973,638	$698,488

Weighted average number of common shares outstanding during the period	473,303,770	453,188,403	450,789,079

Basic earnings per share
Income before cumulative effect of change in accounting principle	$2.73	$2.15	$1.55
Cumulative effect of change in accounting principle	.02	—	—

Net income	$2.75	$2.15	$1.55

Diluted Earnings Per Share:
Income before cumulative effect of change in accounting principle	$1,293,229	$973,638	$698,488
Cumulative effect of change in accounting principle	9,780	—	—

Net income	$1,303,009	$973,638	$698,488

Weighted average number of common shares	473,303,770	453,188,403	450,789,079
Add:
Dilutive effect of outstanding options (as determined by application of treasury stock method)	5,488,788	6,080,927	5,424,530

Weighted average number of common shares, as adjusted	478,792,558	459,269,330	456,213,609

Diluted earnings per share
Income before cumulative effect of change in accounting principle	$2.70	$2.12	$1.53
Cumulative effect of change in accounting principle	.02	—	—

Net income	$2.72	$2.12	$1.53

NOTE 20.    Operating Segments

In May 2003, BB&T expanded its segments to present Specialized Lending as a separate segment. The segment data for 2002, 2001 and 2000 has been retroactively revised to reflect this change in segments. This change had no effect on the consolidated financial position, results of operations or cash flows for any period.

BB&T’s operations are divided into seven reportable business segments: the Banking Network, Mortgage Banking, Trust Services, Insurance Services, Specialized Lending, Investment Banking and Brokerage, and Treasury. These operating segments have been identified based on BB&T’s organizational structure. The segments require unique technology and marketing strategies and offer different products and services. While BB&T is managed as an integrated organization, individual executive managers are held accountable for the operations of these business segments.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BB&T measures and presents information for internal reporting purposes in a variety of different ways. Information for BB&T’s reportable segments is available based on organizational structure, product offerings and customer relationships. The internal reporting system presently utilized by management in the planning and measuring of operating activities, as well as the system to which most managers are held accountable, is based on organizational structure.

BB&T emphasizes revenue growth by focusing on client service, sales effectiveness and relationship management. The segment results contained herein are presented based on internal management accounting policies that were designed to support these strategic objectives. Unlike financial accounting, there is no comprehensive authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. Therefore, the performance of the segments is not necessarily comparable with BB&T’s consolidated results or with similar information presented by any other financial institution. Additionally, because of the interrelationships of the various segments, the information presented is not indicative of how the segments would perform if they operated as independent entities.

The management accounting process uses various estimates and allocation methodologies to measure the performance of the operating segments. To determine financial performance for each segment, BB&T allocates capital, funding charges and credits, an economic provision for loan and lease losses, certain noninterest expenses and income tax provisions to each segment, as applicable. Also, to promote revenue growth and provide a basis for employee incentives, certain revenues of Mortgage Banking, Trust Services, Insurance Services, Specialized Lending, and the Investment Banking and Brokerage segments are reflected in the individual segment results and also allocated to the Banking Network. This double counting of revenue is reflected in intersegment noninterest revenues and eliminated to arrive at consolidated results. Allocation methodologies are subject to periodic adjustment as the internal management accounting system is revised and business or product lines within the segments change. Also, because the development and application of these methodologies is a dynamic process, the financial results presented may be periodically revised.

BB&T’s overall objective is to maximize shareholder value by optimizing return on equity and managing risk. Allocations of capital and the economic provision for loan and lease losses are designed to address this objective. Capital is assigned to each segment on an economic basis, using management’s assessment of the inherent risks associated with the segment. Economic capital allocations are made to cover the following risk categories: credit risk, funding risk, interest rate risk, option risk, basis risk, market risk and operational risk. Each segment is evaluated based on a risk-adjusted return on capital. Capital assignments are not equivalent to regulatory capital guidelines and the total amount assigned to all segments typically varies from total consolidated shareholders’ equity. All unallocated capital is retained in the Treasury segment.

The economic provision for loan and lease losses is also allocated to the relevant segments based on management’s assessment of the segments’ risks as described above. Unlike the provision for loan and lease losses recorded pursuant to generally accepted accounting principles, the economic provision adjusts for the impact of expected credit losses over the effective lives of the related loans and leases. Any unallocated provision for loan and lease losses is retained in the Corporate Office.

BB&T has implemented an extensive noninterest expense allocation process to support organizational profitability measurement. BB&T allocates expenses to the reportable segments based on various methodologies, including the number of items processed, overall percentage of time spent, full-time equivalent employees assigned to functions, functional position surveys and activity-based costing. A portion of corporate overhead expense is not allocated, but is retained in corporate accounts reflected as other expenses in the accompanying tables. Income taxes are allocated to the various segments using effective tax rates.

BB&T utilizes a funds transfer pricing (“FTP”) system to eliminate the effect of interest rate risk from the segments’ net interest income because such risk is centrally managed within the Treasury segment. The FTP system credits or charges the segments with the true value or cost of the funds the segments create or use. The

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FTP system provides a funds credit for sources of funds and a funds charge for the use of funds by each segment. The net FTP credit or charge is reflected as net intersegment interest income (expense) in the accompanying tables.

Banking Network

BB&T’s Banking Network serves individual and business clients by offering a variety of loan and deposit products and other financial services. The Banking Network is primarily responsible for serving client relationships, and, therefore, is credited with revenue from the Mortgage Banking, Trust Services, Insurance Services, Investment Banking and Brokerage, Specialized Lending and other segments, which is reflected in intersegment noninterest income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in BB&T’s 2002 Annual Report on Form 10-K for additional discussion concerning the functions of the Banking Network.

Mortgage Banking

The Mortgage Banking segment retains and services mortgage loans originated by the Banking Network as well as those purchased from various correspondent originators. Mortgage loan products include fixed- and adjustable-rate government and conventional loans for the purpose of constructing, purchasing or refinancing owner-occupied properties. Fixed-rate mortgage loans are typically sold to government agencies with servicing rights retained by BB&T, while adjustable-rate loans are typically held in the portfolio. The Mortgage Banking segment earns interest on loans held in the warehouse and portfolio, fee income from the origination and servicing of mortgage loans and recognizes gains or losses from the sale of mortgage loans. The Banking Network receives an interoffice credit for the origination of loans and servicing rights, with the corresponding charge remaining in the Corporate Office, which is reflected as part of other net income in the accompanying tables reconciling segment results to consolidated results.

Trust Services

BB&T’s Trust Services segment provides personal trust administration, estate planning, investment counseling, asset management, employee benefits services, and corporate trust services to individuals, corporations, institutions, foundations and government entities. The Banking Network receives an interoffice credit for trust fees in the initial year the account is referred, with the corresponding charge remaining in the Corporate Office, which is reflected as part of other net income in the accompanying tables reconciling segment results to consolidated results.

Insurance Services

BB&T operates the 8th largest independent insurance agency network in the nation. BB&T Insurance Services provides property and casualty, life and health insurance to businesses and individuals. It also provides small business and corporate products, such as workers compensation and professional liability, as well as provides surety coverage and title insurance. The Banking Network receives credit for insurance commissions on referred accounts, with the corresponding charge retained in the Corporate Office. These revenues and expenses are reflected in the accompanying tables as intersegment noninterest income and expense.

Specialized Lending

BB&T’s Specialized Lending segment consists of seven wholly-owned subsidiaries that provide specialty finance alternatives to consumers and businesses including: commercial factoring services, dealer-based financing of small ticket equipment for both small businesses and consumers, commercial fleet vehicle and equipment leasing, direct consumer finance, insurance premium finance, nonconforming mortgage lending, indirect sub-prime automobile finance, and full service commercial mortgage banking. Bank clients as well as non-bank clients

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

within and outside BB&T’s primary geographic market area are served by these companies. The Banking Network receives credit for referrals to these companies with the corresponding charge retained in the Corporate Office. These revenues and expenses are reflected in the accompanying tables as intersegment noninterest income and expense.

Investment Banking and Brokerage

BB&T’s Investment Banking and Brokerage segment offers clients investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, and mutual funds through BB&T Investment Services, Inc., a subsidiary of Branch Bank. The Investment Banking and Brokerage segment includes Scott & Stringfellow, Inc., a full-service brokerage and investment banking firm headquartered in Richmond, Virginia. Scott & Stringfellow specializes in the origination, trading and distribution of fixed-income securities and equity products in both the public and private capital markets. Scott & Stringfellow also has a public finance department that provides investment banking services, financial advisory services and municipal bond financing to a variety of regional tax-exempt issuers. The Banking Network is credited for investment service revenues on referred accounts, with the corresponding charge retained in the Corporate Office, which is reflected as part of other net income in the accompanying tables reconciling segment results to consolidated results. These revenues and expenses are reflected in the accompanying tables as intersegment noninterest income and expense.

Treasury

BB&T’s Treasury segment is responsible for the management of the securities portfolios, overall balance sheet funding and liquidity, and overall management of interest rate risk.

The following tables present selected financial information for BB&T’s reportable business segments for the years ended December 31, 2002, 2001 and 2000:

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Banking Network			Mortgage Banking			Trust Services			Insurance Services			Specialized Lending
	2002	2001	2000	2002	2001	2000	2002	2001	2000	2002	2001	2000	2002	2001	2000
	(Dollars in thousands)
Net interest income (expense) from external customers	$1,521,868	$1,429,954	$1,441,523	$636,212	$613,891	$484,295	$(20,445)	$(36,357)	$(39,785)	$1,763	$825	$(16)	$185,873	$142,948	$106,230
Net intersegment interest income (expense)	660,390	585,737	486,591	(327,161)	(454,908)	(368,873)	47,908	48,723	53,566	—	—	—	—	—	—

Net interest income	2,182,258	2,015,691	1,928,114	309,051	158,983	115,422	27,463	12,366	13,781	1,763	825	(16)	185,873	142,948	106,230

Provision for loan and lease losses	215,769	213,924	148,913	3,271	3,158	3,183	—	—	—	—	—	—	62,927	42,833	27,480
Noninterest income from external customers	702,427	544,381	455,755	140,773	111,100	81,487	97,914	92,172	80,232	288,658	170,006	122,241	58,083	52,066	35,782
Intersegment noninterest income	346,111	239,608	120,410	—	—	—	—	—	—	—	—	—	—	—	—
Noninterest expense	1,068,163	1,029,806	942,662	143,830	66,594	55,299	79,896	60,068	51,960	221,051	123,385	87,249	108,354	104,951	79,255
Intersegment noninterest expense	579,017	504,080	325,185	29,525	26,390	22,983	8,565	3,165	3,730	23,732	4,236	4,107	12,716	2,346	2,513

Income before income taxes	1,367,847	1,051,870	1,087,519	273,198	173,941	115,444	36,916	41,305	38,323	45,638	43,210	30,869	59,959	44,884	32,764
Provision for income taxes	366,204	302,801	352,660	76,949	54,020	32,124	10,428	11,476	10,559	18,175	17,105	12,315	21,360	15,925	11,562

Net income	$1,001,643	$749,069	$734,859	$196,249	$119,921	$83,320	$26,488	$29,829	$27,764	$27,463	$26,105	$18,554	$38,599	$28,959	$21,202

Identifiable segment assets	$47,796,060	$38,122,329	$37,544,996	$10,709,260	$8,985,056	$8,258,045	$78,673	$62,723	$39,508	$551,659	$126,803	$100,852	$1,780,414	$1,414,943	$1,189,681

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Investment Banking and Brokerage			Treasury			All Other Segments (1)			Total Segments
	2002	2001	2000	2002	2001	2000	2002	2001	2000	2002	2001	2000
	(Dollars in thousands)
Net interest income (expense) from external customers	$7,474	$8,789	$11,659	$205,301	$237,725	$160,043	$173,427	$160,907	$150,678	$2,711,473	$2,558,682	$2,314,627
Net intersegment interest income (expense)	—	—	—	16,848	36,591	79,197	—	50	—	397,985	216,193	250,481

Net interest income	7,474	8,789	11,659	222,149	274,316	239,240	173,427	160,957	150,678	3,109,458	2,774,875	2,565,108

Provision for loan and lease losses	—	—	—	142	133	121	31,228	21,891	19,177	313,337	281,939	198,874
Noninterest income from external customers	215,747	180,976	164,023	250,179	48,588	(188,841)	121,550	101,167	85,053	1,875,331	1,300,456	835,732
Intersegment noninterest income	—	—	—	—	—	—	—	—	—	346,111	239,608	120,410
Noninterest expense	191,638	180,730	159,598	15,054	7,606	6,154	38,111	16,348	12,357	1,866,097	1,589,488	1,394,534
Intersegment noninterest expense	14,771	1,591	1,497	1,691	1,945	555	11,419	9,398	6,404	681,436	553,151	366,974

Income before income taxes	16,812	7,444	14,587	455,441	313,220	43,569	214,219	214,487	197,793	2,470,030	1,890,361	1,560,868
Provision for income taxes	6,474	2,527	3,195	124,764	79,250	733	48,927	24,418	47,468	673,281	507,522	470,616

Net income	$10,338	$4,917	$11,392	$330,677	$233,970	$42,836	$165,292	$190,069	$150,325	$1,796,749	$1,382,839	$1,090,252

Identifiable segment assets	$982,755	$702,050	$751,722	$20,482,087	$16,209,134	$17,084,443	$5,767,429	$3,286,582	$2,861,339	$88,148,337	$68,909,620	$67,830,586

(1)	Includes financial data from subsidiaries below the quantitative and qualitative thresholds requiring disclosure.

BB&T CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents a reconciliation of segment results to consolidated results:

	For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Net Interest Income
Net interest income from segments	$3,109,458	$2,774,875	$2,565,108
Other net interest income (expense) (1)	(366,980)	(545,679)	153,649
Elimination of net intersegment interest income (2)	4,982	204,483	(404,260)

Consolidated net interest income	$2,747,460	$2,433,679	$2,314,497

Net income
Net income from segments	$1,796,749	$1,382,839	$1,090,252
Other net income (loss) (1)	857,575	245,514	2,721
Elimination of intersegment net income (2)	(1,351,315)	(654,715)	(394,485)

Consolidated net income	$1,303,009	$973,638	$698,488

	December 31,
	2002	2001	2000
	(Dollars in thousands)
Total Assets
Total assets from segments	$88,148,337	$68,909,620	$67,830,586
Other assets (1)	27,674,337	14,280,339	4,232,050
Elimination of intersegment assets (2)	(35,605,858)	(12,320,014)	(5,509,813)

Consolidated total assets	$80,216,816	$70,869,945	$66,552,823

(1)	Other net interest income, other net income (loss) and other assets include amounts incurred by or applicable to BB&T’s support functions that are not allocated to the various segments.
(2)	BB&T’s reconciliation of total segment results to consolidated results requires the elimination of the internal management accounting practices. These adjustments include the elimination of the funds transfer pricing credits and charges and the elimination of intersegment noninterest income and noninterest expense described above. These amounts are allocated to the various segments using BB&T’s internal accounting methods.